Exhibit 10.1

Certain information marked as [***] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

EXECUTION VERSION

amended and restated DEVELOPMENT AND LICENSE AGREEMENT

between

PREVAIL THERAPEUTICS INC.

and

PRECISION BIOSCIENCES, INC.

Exhibit 10.1

AMENDED AND RESTATED Development AND LICENSE AGREEMENT

This Amended and Restated Development and License Agreement (“Agreement”) entered into as of June 30, 2023 (the “A&R Execution Date”), by and between Precision BioSciences, Inc., a corporation organized and existing under the laws of Delaware, having an address at 302 East Pettigrew St., Suite A-100, Durham, North Carolina 27701, U.S.A. (“Precision”), and Prevail Therapeutics Inc., a corporation organized and existing under the laws of Delaware, with its principal business office located at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. (“Prevail”), as successor in interest to Eli Lilly and Company (“Lilly”), amends, restates and supersedes in its entirety (except as expressly set forth herein) that certain Development and License Agreement, entered into as of November 19, 2020 (the “Execution Date”), and effective January 6, 2021 (the “Effective Date”), by and between Prevail (as successor in interest to Lilly) and Precision, as previously amended by the First Amendment to the Development and License Agreement, entered into as of August 9, 2021, by and between Prevail (as successor in interest to Lilly) and Precision (the “Original Agreement”). Prevail and Precision are each hereafter referred to individually as a “Party” and together as the “Parties.”

Whereas, Precision is a biotechnology company that has developed a proprietary genome editing platform, the ARCUS Technology (as defined below), and controls certain intellectual property rights with respect to using the ARCUS Technology to create fully synthetic nucleases derived from homing endonucleases;

Whereas, Prevail is a pharmaceutical company engaged in the research, development, manufacturing, marketing and distribution of pharmaceutical products, including therapeutic products, for use in humans and animals;

Whereas, Precision and Prevail (as successor in interest to Lilly) entered into the Original Agreement, pursuant to which (i) such Parties agreed to collaborate to discover and develop certain in vivo gene editing products incorporating an ARCUS Nuclease (as defined below) designed, created, selected, developed or optimized by Precision for Prevail using the ARCUS Technology, focused on diseases resulting from mutations in the Lead Targets and Additional Targets (each as defined below) and (ii) Precision granted to Prevail, certain exclusive and non-exclusive license rights to develop, manufacture, and commercialize such products, subject to the terms and conditions of the Original Agreement;

Whereas, in connection with the above and the Parties entering into the Original Agreement, Precision and Lilly entered into that certain Stock Purchase Agreement dated as of the Effective Date (the “Stock Purchase Agreement”), pursuant to which Lilly made an equity investment in Precision through an acquisition of common shares of Precision stock;

Whereas, in accordance with Section 17.7 and pursuant to the Assignment of Development and License Agreement, dated November 1, 2022 (“Assignment Effective Date”), by and between Lilly and Prevail, Lilly assigned and transferred to Prevail the Original Agreement and [***]; and

Whereas, effective as of the A&R Execution Date (except as otherwise set forth herein), the Parties desire to amend the terms of their existing collaboration under the Original Agreement;

Now, Therefore, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows, with effect from and after the A&R Execution Date (except as otherwise set forth herein):

Article 1

DEFINITIONS

Capitalized terms used in this Agreement and the Exhibits hereto shall have the following meanings (or as defined elsewhere in this Agreement):

1.1
[***].
1.2
“A&R Execution Date” has the meaning set forth in the Preamble.
1.3
“Acquirer” has the meaning set forth in the definition of “Change of Control.”
1.4
“Active Component” means a component that confers a therapeutic effect on a standalone basis, excluding, for clarity and without limitation, [***], and compounds that potentiate nucleases but which themselves do not confer a therapeutic effect on such basis.
1.5
“Active Development” means, with respect to a Licensed Product, that Prevail or any of its Affiliates or sublicensees are engaging in one or more of the following activities for such Licensed Product: [***].
1.6
[***].
1.7
[***].
1.8
[***].
1.9
[***].
1.10
[***].
1.11
[***].
1.12
[***].
1.13
[***].
1.14
[***].
1.15
[***].
1.16
[***].

1.17
“Additional Target” has the meaning set forth in Section 3.2.1.
1.18
[***].
1.19
[***].
1.20
“Affiliate” means, with respect to any Person, any entity that, at the relevant time (whether as of the Effective Date or thereafter), directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, for so long as such control exists. As used in this Section 1.20, “control” means: (a) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect ownership of fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the voting share capital or other equity interest in such entity.
1.21
“After-Acquired IP” has the meaning set forth in Section 11.1.6.
1.22
“Agreement” has the meaning set forth in the Preamble.
1.23
“Alliance Manager” has the meaning set forth in Section 2.1.
1.24
[***].
1.25
[***].
1.26
“Applicable Laws” means the applicable provisions of any and all federal, national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, guidelines or requirements, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority, taxing authority, national securities exchange or exchange listing organization having jurisdiction over or related to the relevant subject item that may be in effect from time to time during the Term.
1.27
“ARCUS Nuclease” means any fully synthetic nuclease derived from a homing endonuclease and made using the ARCUS Technology.
1.28
“ARCUS Regulatory Matters” has the meaning set forth in Section 5.5.2.
1.29
“ARCUS Technology” means Precision’s proprietary genome editing platform known as ARCUS™, relating to the design, creation, selection, development, optimization and delivery of fully synthetic enzymes derived from homing endonucleases, including any modifications or improvements to such platform.
1.30
“Assignment Effective Date” has the meaning set forth in the Preamble.

1.31
“Background IP” means Prevail Background IP or Precision Background IP, as applicable.
1.32
“Bayh-Dole Act” has the meaning set forth in Section 12.2.9.
1.33
“Biosimilar Market Share” has the meaning set forth in Section 9.4.4.
1.34
“Biosimilar Product” means, with respect to a Licensed Product, and on a Licensed Product-by-Licensed Product and country-by-country basis, any product (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “similar biological medicinal product,” or “biosimilar product”) approved by way of an abbreviated regulatory mechanism by the relevant Regulatory Authority in a country in reference to such Licensed Product, that is sold in the same country (or is commercially available in the same country via import from another country) as such Licensed Product by any Third Party that is not a Sublicensee of Prevail or its Affiliates and that did not purchase such product in a chain of distribution that included any of Prevail or any of its Affiliates or its Sublicensees and that (a) in the United States, is subject to a license by the FDA under Section 351(k) of the PHSA as a product that is “biosimilar” (as defined in Section 351(i)(2) of the PHSA) to, or “interchangeable” (as defined in Section 351(i)(3) of the PHSA) with, such Licensed Product, (b) in the EU, has been licensed as a similar biological medicinal product by the EMA pursuant to Directive 2001/83/EC, as may be amended, or any subsequent or superseding law, statute or regulation, or (c) in any country outside the United States and the EU, has received Regulatory Approval in an abbreviated licensure procedure by the applicable Regulatory Authority in such country as a product that is “interchangeable,” “bioequivalent,” “biosimilar” or other term of similar meaning, with respect to the Licensed Product and in reliance upon the prior Regulatory Approval (or data therein) of such Licensed Product, as is necessary to permit substitution of such product for the Licensed Product under Applicable Law in such country.
1.35
“BLA” means a Biologic License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or its successor regulation), as may be amended from time to time, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.36
“Business Day” means any day, other than any Saturday, Sunday, or any day that banks are authorized or required to be closed in Durham, North Carolina or Indianapolis, Indiana.

1.37
[***].
1.38
“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31 of any Calendar Year.

1.39
“Calendar Year” means each respective period of twelve (12) consecutive months commencing on January 1 and ending on December 31.
1.40
“Cellectis Agreement” has the meaning set forth in Section 7.6.1.
1.41
“Cellectis Patents” has the meaning set forth in Section 7.6.1.
1.42
“Change of Control” means, with respect to either Party: (i) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Party (excluding, for clarity, an acquisition by a Third Party where the equity holders of such acquired Party or its parent immediately prior to such transaction hold a majority of the outstanding voting equity securities of the surviving entity or the parent of the surviving entity immediately following such transaction); (ii) a merger, reorganization or consolidation involving such Party as a result of which (A) a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation and (B) the voting securities of such Party outstanding immediately prior to such merger, reorganization or consolidation, or any securities into which such voting securities have been converted or exchanged, cease to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately following such merger, reorganization or consolidation; or (iii) a sale, exclusive license or other transfer of all or substantially all of the assets of such Party related to the transactions contemplated by this Agreement in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (i), (ii) or (iii), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction or Affiliates it controls after the applicable transaction) are referred to collectively herein as the “Acquirer”.
1.43
“Change of Control Notice” has the meaning set forth in Section 17.8.1.
1.44
“Chimeric Antigen Receptor” means a genetically engineered molecule, or a complex comprising a genetically-engineered molecule (including T cell receptors), that when present on the surface of human T cells, enables the T cells to recognize and bind to specific antigens that are present on the surface of cells.
1.45
“Claim” has the meaning set forth in Section 13.1.1.
1.46
“Clinical Development” means, with respect to a Licensed Product, any and all Development activities conducted for any indication following the Initiation of the first Phase I Clinical Trial with respect to such Licensed Product.
1.47
“Clinical Development Expenses” means with respect to a prospective Co-Funded Product or Co-Funded Product, as applicable, to the extent incurred by Prevail or its Affiliates during the Term and in accordance with this Agreement and the applicable Prevail Clinical Development Plan:

1.47.1
all costs associated with obtaining, maintaining and renewing Regulatory Filings and Regulatory Approvals pertaining to such prospective Co-Funded Product or Co-Funded Product (as applicable);
1.47.2
all internal expenses accrued in the performance of activities directly related to Clinical Development (including activities related to efforts to obtain Regulatory Approval), charged on an FTE Rate basis (excluding managerial, secretarial, clerical and administrative activities), or out-of-pocket costs incurred by Prevail or its Affiliates in performing Clinical Development activities under the Prevail Clinical Development Plan [***];
1.47.3
to the extent not included in the price of the manufactured prospective Co-Funded Product or Co-Funded Product (as applicable), costs associated with the CMO for Clinical Development of such prospective Co-Funded Product or Co-Funded Product (as applicable), including stability testing and other CMC support costs;
1.47.4
all pre-commercialization CMO costs for such prospective Co-Funded Product or Co-Funded Product (as applicable) that are not clinical supply per-unit costs (including upfront costs, facility costs, reservation costs and termination costs), but excluding any such amounts reasonably attributable or allocable to commercial supply;
1.47.5
for any clinical supply of such prospective Co-Funded Product or Co-Funded Product (as applicable), the price of the manufactured prospective Co-Funded Product or Co-Funded Product (as applicable) associated with such clinical supply;
1.47.6
all costs for other materials (such as comparator drugs, ancillaries, non-IMP and placebo) obtained for use in Clinical Trials of or to the extent related to such prospective Co-Funded Product or Co-Funded Product (as applicable);
1.47.7
all costs incurred in connection with Prosecution and Maintenance of [***], in each case that Covers such prospective Co-Funded Product or Co-Funded Product (as applicable), in accordance with Section 11.2 prior to First Commercial Sale, and in each case not including [***]; and
1.47.8
amounts payable to a Third Party pursuant to any license agreement in consideration of any rights that are necessary or useful for the Clinical Development of such prospective Co-Funded Product or Co-Funded Product (as applicable) in the Territory, to the extent such amount accrues after the Effective Date and prior to the First Commercial Sale; provided, however, that in the instance such license covers multiple products, such amounts will be limited to the portion of such amounts allocated to such prospective Co-Funded Product or Co-Funded Product (as applicable) according to [***].

Clinical Development Expenses shall not include Prevail’s costs to the extent [***].

1.48
“Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, or any post-Regulatory Approval human clinical trial, as applicable.
1.49
“CMC” has the meaning set forth in Section 6.3.2.

1.50
“CMO” means contract manufacturing organization.
1.51
“Co-Funded Product” has the meaning set forth in Section 5.3.1.
1.52
“Co-Funding Option Exercise Notice” has the meaning set forth in Section 5.3.2.
1.53
“Co-Funding Option Interest Notice” has the meaning set forth in Section 5.3.1.
1.54
“Code” has the meaning set forth in Section 15.8.
1.55
“Collaboration IP” means Prevail Collaboration IP or Precision Collaboration IP, as applicable.
1.56
“Collaboration Targets” means, individually or collectively, the Lead Targets, the Additional Targets, and, if applicable, any Replacement Targets. Collaboration Targets exclude any Unavailable Targets and any Independently Developed Targets (unless such Independently Developed Targets are named as Additional Targets pursuant to Section 3.4).
1.57
“Combination Product” has the meaning set forth in the definition of “Net Sales.”
1.58
“Commercial Milestone Event” has the meaning set forth in Section 9.3.
1.59
“Commercial Milestone Payment” has the meaning set forth in Section 9.3.
1.60
“Commercialization” means any and all activities directed to the offering for sale and sale of a Licensed Product, or other product or therapy including: (a) activities directed to storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell that Licensed Product, or other product or therapy; (b) conducting Clinical Trials after Marketing Authorization of a Licensed Product, or other product or therapy with respect to such Licensed Product, or other product or therapy; (c) interacting with Regulatory Authorities regarding the foregoing; and (d) seeking Regulatory Approvals (as applicable) for and registration of that Licensed Product, or other product or therapy (beyond seeking Marketing Authorization, which is addressed within “Development”) in the Field in the Territory. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.
1.61
“Commercially Reasonable Efforts” of a Party means that level of efforts and resources commonly applied by such Party or its Affiliates to carry out a particular task or obligation consistent with the general practice followed by such Party or its Affiliates relating to other pharmaceutical compounds, products or therapies owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of Third Party products in development and in the marketplace, supply chain management considerations, the proprietary position of the compound, product or therapy

(including with respect to patent or regulatory exclusivity), the regulatory structure involved, the profitability of the applicable compound, product or therapy (including pricing and reimbursement status achieved), and other relevant technical, commercial, legal, scientific, regulatory or medical factors.
1.62
“Competing Program” has the meaning set forth in Section 8.3.1.
1.63
“Confidential Proprietary Information” has the meaning set forth in Section 14.1.1.
1.64
“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement entered into between Precision and Lilly as of December 13, 2018, as amended by the First Amendment to Mutual Confidentiality Agreement effective as of October 18, 2019.
1.65
“Control” or “Controlled” means, with respect to any Know-How, Patents, or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license, or otherwise, but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) to grant to the other Party a license, covenant not to sue, sublicense, access, or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without violating any obligations of the granting Party owed to a Third Party or breaching the terms of any agreement with a Third Party.
1.66
“Cover” means, with respect to a claim of a Patent and a relevant Licensed Product, that such claim would be infringed, absent a license, by the Research, Development, Manufacture, making, having made, use, keeping, importation, exportation, offering for sale, sale, Commercialization, or other exploitation of such Licensed Product (considering claims of patent applications to be issued as then pending).
1.67
“Development” or “Develop” means any and all activities directed to the non-clinical and clinical drug development activities that are necessary or useful to obtain Marketing Authorization for a Licensed Product, or other product or therapy, including design and conduct of Clinical Trials and the preparation and filing of Regulatory Filings and all regulatory affairs related to the foregoing. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. For clarity, “Development” shall not include any Commercialization activities.
1.68
“Development Milestone Event” has the meaning set forth in Section 9.3.
1.69
“Development Milestone Payment” has the meaning set forth in Section 9.3.
1.70
“Directed Against” means, with respect to (a) a Licensed Product or other in vivo gene editing product or therapy and (b) a Target, that the compound contained in such Licensed Product or such other product or therapy is designed or developed to add to, subtract, or modify such Target in a patient’s cells in vivo as its primary mechanism of action.
1.71
“Disclosing Party” has the meaning set forth in Section 14.1.2.

1.72
“Dispute” has the meaning set forth in Section 16.2.
1.73
“Distributor” means any Person appointed by (a) Prevail, (b) any of Prevail’s Affiliates or (c) any of their respective Sublicensees that is not an Affiliate of (a) or (b), to distribute, market and sell the Licensed Products in one or more countries in the Territory, in circumstances where the Person purchases its requirements of the Licensed Products from Prevail or its Affiliates or its or their Sublicensees but has no right to conduct any Research, Development or Manufacturing activities with respect to a Licensed Product.
1.74
“Divestiture”: means (a) with respect to a Party, the sale or transfer of all rights to a Competing Program by such Party to a Third Party without the retention or reservation of any rights, license or interest [***] by the selling entity or its Affiliates; or (b) with respect to an Acquirer of Precision, the sale or transfer of all rights to a Competing Program by such Acquirer to a Third Party without the retention or reservation of any rights, license or interest [***] by the selling entity or its Affiliates. [***].
1.75
“DMD” has the meaning set forth in Section 3.1.
1.76
“Dollar” means a U.S. dollar, and “$” is to be interpreted accordingly.
1.77
“Duke Agreement” means the License Agreement entered into by Precision and Duke University (“Duke”) on April 17, 2006, as amended by the Amendment, dated May 31, 2007 and as further amended by the Letter Agreements, dated December 10, 2007, February 13, 2009, January 17, 2012, December 6, 2013, December 13, 2013 and February 4, 2014, and as further amended from time to time.
1.78
“Duke IP” means all Patents and Know-How licensed to Precision under the Duke Agreement that constitute Precision Background IP. The patent numbers and patent application numbers of the Patents that are included within the Duke IP as of the Execution Date are set forth in Schedule 1.78.
1.79
[***].

1.80
“Effective Date” has the meaning set forth in the Preamble.

1.81
“Eli Lilly and Company Good Research Practices” has the meaning set forth in Section 4.8.
1.82
“EMA” means the European Medicines Agency (or the competent UK authority) or any successor agency thereto.
1.83
“Enabling Technology” means any intellectual property right owned or controlled by any Third Party that is necessary or reasonably useful for, or would be infringed by, the Research, Development, Manufacture or Commercialization of a Licensed Product.

1.84
“Escrow Agent” has the meaning set forth in Section 3.8.
1.85
“Excluded Technologies” means [***].
1.86
“Execution Date” has the meaning set forth in the preamble to this Agreement.
1.87
“Executive Officers” means (a) with respect to Precision, [***], and (b) with respect to Prevail, [***]; or any other person that such person in the foregoing (a) or (b) designates from time to time.
1.88
“Existing In-License Agreements” means the Duke Agreement and the Cellectis Agreement.
1.89
“Existing Patents” has the meaning set forth in Section 12.2.4.
1.90
“Extended Target Nomination Period” has the meaning set forth in Section 3.2.1.
1.91
“Extended Target Nomination Period Fee” has the meaning set forth in Section 3.2.1.
1.92
“FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.93
“Field” means the diagnosis, prevention and treatment of any and all diseases by in vivo gene editing Directed Against any Lead Target or any Additional Target.
1.94
“FIH Enabled Data Package” means, on a Collaboration Target-by-Collaboration Target basis, a package of data that Prevail may evaluate to determine whether any Licensed Product Directed Against such Collaboration Target should be Clinically Developed, and which shall include the categories of data set forth in the applicable Handoff Data Package [***].
1.95
“Firewalls” means [***].
1.96
“Firewall Event” has the meaning set forth in Section 17.8.7.
1.97
“Firewall Period” means [***].
1.98
“First Commercial Sale” means the first sale of a Licensed Product by Prevail (or its Affiliates or its or their Sublicensees) to a Third Party for end use or consumption of such Licensed Product in a given country after Regulatory Approval required to market and sell the Licensed Product has been granted with respect to such Licensed Product in such country in which such Licensed Product is sold.
1.99
“FTE” means the equivalent of a full-time Precision employee’s work performing activities under a Research Plan, which is at least [***]. If any such individual works partially on work under a Research Plan for a Program and partially on other work in a Calendar Quarter, then the “FTE” to be attributed to such individual’s work hereunder shall be calculated based upon the percentage of such individual’s total work time in such Calendar Quarter that such individual spent working under a Research Plan for such Program based on [***], applied consistently throughout the Calendar Year. [***]. For clarity, no individual person can ever constitute more than a single FTE.
1.100
“FTE Funding Term” has the meaning set forth in Section 4.7.1.
1.101
“FTE Rate” means [***].
1.102
“Good Clinical Practices” or “cGCP” means all applicable current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials, including, as applicable: (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) E6 and any other guidelines for good clinical practice for trials on medicinal products in the Territory; (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto; (c) U.S. Code of Federal Regulations Title 21, Parts 50, 54, 56, 312 and 314, as may be amended from time to time; and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time, and in each case ((a)-(d)), that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.103
“Good Laboratory Practices” or “GLPs” means all applicable Good Laboratory Practice standards, including, as applicable: (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58; and (b) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.104
“Good Manufacturing Practices” or “cGMPs” means all applicable current Good Manufacturing Practices including, as applicable: (a) the principles detailed in the US Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820; (b) European Directive 2003/94/EC and Eudralex 4; (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6, TRS 957 Annex 2, and TRS 999 Annex 2; (d) ICH Q7 guidelines; and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.105
“Good Research Practices” or “GRP” means research practices consistent with: (a) the research quality standards defining how Prevail’s research laboratories conduct good science for non-regulated work as set forth in Exhibit 4.8 Part A of this Agreement; and (b) the Research Quality Association (RQA), 2014 Quality in Research Guidelines for Working in Non-Regulated Research, each as may be amended and applicable from time to time.
1.106
“Government Official” has the meaning set forth in Section 12.5.6.

1.107
“Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.108
“Handoff Activities Exhibit” means Exhibit 4.1.1.
1.109
“Handoff Data Package” means, on a Collaboration Target-by-Collaboration Target basis, (a) with respect to each of the Lead Targets, the package of data generated pursuant to the Handoff Activities Exhibit that consists of the categories of data set forth in such Handoff Activities Exhibit and (b) with respect to any Collaboration Target other than a Lead Target, the package of data generated pursuant to the applicable Research Plan that consists of the categories of data set forth in such Research Plan.
1.110
“Handoff Point” means, with respect to a Collaboration Target, the completion and delivery from Precision to Prevail of all Pre-Handoff Activities for the Program for such Collaboration Target in accordance with this Agreement (as reasonably determined by the JSC [***] in accordance with Section 4.6.2), including the delivery of a complete and final Handoff Data Package for the Research Program for such Collaboration Target, as set forth in the Research Plan for such Collaboration Target or the Handoff Activities Exhibit, as applicable.
1.111
[***].
1.112
“IND” means an investigational new drug application filed with the FDA or any similar application filed with a Regulatory Authority in a country outside the U.S. required to commence Clinical Trials of a pharmaceutical product, including a clinical trial application, and all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.
1.113
“Indemnitee” has the meaning set forth in Section 13.1.3.
1.114
“Indemnitor” has the meaning set forth in Section 13.1.3.
1.115
“Independently Developed Target” has the meaning set forth in Section 3.4.
1.116
“Infringement” has the meaning set forth in Section 11.3.1.
1.117
“Initial Target Nomination Period” has the meaning set forth in Section 3.2.1.
1.118
“Initiation” means, with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial.
1.119
“Internal Compliance Codes” has the meaning set forth in Section 12.5.4.

1.120
“Inventions” means all Know-How and inventions, whether or not patentable, that are discovered, created, conceived or reduced to practice, in each case, by or on behalf of a Party (or Lilly, as Prevail’s predecessor) or any of its Affiliates (whether solely or jointly by the Parties and/or Lilly, as applicable) in the course of performing activities under this Agreement, in either case, including all rights, title and interest in and to the intellectual property rights therein.
1.121
“Joint IP” has the meaning set forth in Section 11.1.2.
1.122
“Joint Patents” means any Patent constituting or claiming any Joint IP.
1.123
“JSC” has the meaning set forth in Section 2.3.
1.124
“JSC Co-Chairpersons” has the meaning set forth in Section 2.3.
1.125
“Know-How” means any proprietary scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, materials, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, quality control data, manufacturing, and stability data, studies and procedures, and manufacturing process and development information, results and data.
1.126
“Knowledge” means the actual knowledge of each of Precision’s Chief Executive Officer, Chief Research Officer, Chief Financial Officer, General Counsel, Chief Business Officer and Vice President of Intellectual Property, in each case, after due inquiry.
1.127
“Lead Targets” has the meaning set forth in Section 3.1.
1.128
“Licensed ARCUS Nuclease” means, for each Collaboration Target, the ARCUS Nuclease designed, created, selected, developed or optimized by Precision for Prevail using the ARCUS Technology.
1.129
“Licensed Product” means any in vivo gene editing product incorporating a Licensed ARCUS Nuclease, and which product is Directed Against a Lead Target or an Additional Target. Licensed Products do not include any products that are engineered ex vivo and do not involve in vivo gene editing.
1.130
“Licensed Product Patents” means [***].
1.131
“Licensed Product Trademarks” has the meaning set forth in Section 11.7.
1.132
“Lilly” has the meaning set forth in the Preamble.

1.133
“Lilly Principles for Animal Care and Use for Third Party Organizations” has the meaning set forth in Section 4.8.

1.134
“Losses” has the meaning set forth in Section 13.1.1.
1.135
“Major Foreign Markets” means [***].
1.136
“Manufacture” and “Manufacturing” means any and all activities related to the production, manufacture, formulation, finishing, packaging, labeling, shipping and holding of any Licensed Product, or other product or therapy, or any component, intermediary or precursor thereof (including, for clarity, [***], expression vectors, cell lines, culture media and feeds), and including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture, characterization, quality assurance and quality control (including testing).
1.137
“Marketing Authorization” means, collectively, all Regulatory Approvals (including any Pricing and Reimbursement Approval or access approvals, if applicable) from the relevant Regulatory Authority required by such Regulatory Authority in order to initiate marketing and selling a Licensed Product in any country or jurisdiction.
1.138
“Materials Transfer Record” has the meaning set forth in Section 4.10.
1.139
“Milestone Events” has the meaning set forth in Section 9.3.
1.140
“Milestone Payments” has the meaning set forth in Section 9.3.
1.141
“Net Sales” means [***].

The foregoing amounts shall be determined from the books and records of Prevail or applicable Sublicensees, maintained in accordance with U.S. GAAP or, in the case of Sublicensees, such similar accounting principles, consistently applied. Prevail further agrees in determining such amounts, it will use Prevail’s then current standard procedures and methodology, including the exchange rate methodology described in Section 9.6 or, in the case of Sublicensees, such similar methodology, consistently applied.

In the event that the Licensed Product is sold as part of a Combination Product (where “Combination Product” means any pharmaceutical product which comprises the Licensed Product and one or more other Active Components that do not constitute a Licensed ARCUS Nuclease, whether co-formulated, co-packaged or otherwise sold together for one price), the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined by [***].

In the event that [***] the Licensed Product can be determined but [***] the other Active Components cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by [***].

In the event that [***] the other Active Components can be determined but [***] the Licensed Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by [***].

In the event that [***] both the Licensed Product and the other Active Components in the Combination Product cannot be determined, the Net Sales of the Licensed Product shall be deemed to be [***].

[***] shall be calculated once each Calendar Year and such price shall be used during all applicable royalty-reporting periods for the entire following Calendar Year. When determining [***] shall be calculated by [***].

1.142
“Nomination Request” has the meaning set forth in Section 3.2.1.
1.143
[***].
1.144
[***].
1.145
“Original Agreement” has the meaning set forth in the Preamble.
1.146
[***].

1.147
“Party” and “Parties” has the meaning set forth in the Preamble.

1.148
“Party-Specific Regulations” has the meaning set forth in Section 12.5.3.
1.149
“Patent Working Group” has the meaning set forth in Section 2.4.
1.150
“Patents” mean: (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.
1.151
“Payment” has the meaning set forth in Section 9.9.2.
1.152
“PC POC Study” has the meaning set forth in Section 3.4.
1.153
“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
1.154
“Phase I Clinical Trial” means a clinical trial of a product generally consistent with 21 C.F.R. § 312.21(a) (or the non-United States equivalent thereof).

1.155
“Phase II Clinical Trial” means a clinical trial of a product generally consistent with 21 C.F.R. § 312.21(b) (or the non-United States equivalent thereof). [***].
1.156
“Phase III Clinical Trial” means a clinical trial of a product generally consistent with 21 C.F.R. § 312.21(c) (or the non-United States equivalent thereof). [***].
1.157
“PHSA” means the United States Public Health Service Act, as may be amended, or any subsequent or superseding law, statute or regulation.
1.158
“Platform-Enabling IP” has the meaning set forth in Section 11.1.6.
1.159
“Precision” has the meaning set forth in the Preamble.
1.160
“Precision-Nominated Unavailable Target” has the meaning set forth in Section 3.4.
1.161
“Precision Background IP” means any and all Patent rights and Know-How Controlled by Precision or its Affiliates: (a) as of the Effective Date; or (b) subject to Section 11.1.6(b), that Precision or any of its Affiliates discovers, creates, conceives or reduces to practice or acquires outside the scope of the Research Program after the Effective Date, in each case (a) and (b), that (i) is necessary or reasonably useful for the Research, Development, making, having made, use, keeping, importation, exportation, offering for sale, sale, Commercialization, or other exploitation of a Licensed Product or (ii) Covers a Licensed Product. [***].
1.162
“Precision Background Platform IP” means any and all Precision Background IP that is not Precision Background Product IP, including the ARCUS Technology.
1.163
“Precision Background Product IP” means any and all Precision Background IP that Covers (or in the case of Know-How, is directed to) a Licensed Product as a composition of matter, a method of making a Licensed Product, or a method of using a Licensed Product.
1.164
“Precision CMOs” has the meaning set forth in Section 4.1.8(b).
1.165
“Precision Collaboration IP” means, individually or collectively, Precision Sole IP and Precision’s share in Joint IP.
1.166
“Precision Collaboration Platform IP” means any and all Precision Collaboration IP that is not Precision Collaboration Product IP.
1.167
“Precision Collaboration Product IP” means Precision Collaboration IP that Covers (or in the case of Know-How, is directed to) a Licensed Product as a composition of matter, a method of making a Licensed Product, or a method of using a Licensed Product.
1.168
“Precision FTE Costs” has the meaning set forth in Section 4.7.1.

1.169
“Precision Indemnitee” has the meaning set forth in Section 13.1.2.
1.170
“Precision Materials” has the meaning set forth in Section 4.11.
1.171
“Precision Patent” means any Patent included in the Precision Technology.
1.172
“Precision Platform IP” means, individually or collectively, the Precision Background Platform IP and the Precision Collaboration Platform IP.
1.173
“Precision Product IP” means, individually or collectively, the Precision Background Product IP and the Precision Collaboration Product IP.
1.174
“Precision Sole IP” has the meaning set forth in Section 11.1.2.
1.175
“Precision Technology” means, individually or collectively, the Precision Background IP and the Precision Collaboration IP.
1.176
“Pre-Clinical Development” means, with respect to a Licensed Product, any and all Development activities conducted prior to the Initiation of the first Clinical Trial with respect to such Licensed Product; including, with respect to Precision, selecting, developing and optimizing the ARCUS Nucleases for the Lead Targets and Additional Targets (if any) to support pre-clinical in vitro and in vivo evaluation, candidate selection, Regulatory Filings, and potential Clinical Development of the Licensed Product by Prevail.
1.177
“Pre-Handoff Activities” has the meaning set forth in Section 4.1.1.
1.178
“Post-Handoff Activities” has the meaning set forth in Section 4.1.6.
1.179
“Prevail” has the meaning set forth in the Preamble.

1.180
“Prevail Background IP” means any and all Patent rights and Know-How that Prevail, Lilly (as Prevail’s predecessor) or any of their respective Affiliates Controls as of the Effective Date, or discovers, creates or acquires outside the scope of the Research Program; in each case, that is necessary or reasonably useful for the Research, Development, Manufacture, making, having made, use, keeping, importation, exportation, offering for sale, sale, Commercialization, or other exploitation of a Licensed Product.
1.181
“Prevail Clinical Development Plan” has the meaning set forth in Section 5.3.2.
1.182
“Prevail Collaboration IP” means, individually or collectively, Prevail Sole IP and Prevail’s or Lilly’s (as Prevail’s predecessor) share in Joint IP.
1.183
[***].
1.184
[***].
1.185
[***].

1.186
[***].
1.187
“Prevail Indemnitee” has the meaning set forth in Section 13.1.1.
1.188
“Prevail Patent” means any Patent constituting or claiming any Prevail Background IP or Prevail Sole IP.
1.189
[***].
1.190
“Prevail Sole IP” has the meaning set forth in Section 11.1.2.
1.191
“Pricing and Reimbursement Approval” means, with respect to a Licensed Product, the approval, agreement, determination or decision of any Regulatory Authority establishing the price or level of reimbursement for such Licensed Product, as required in a given country or jurisdiction prior to sale of such Licensed Product in such country or jurisdiction.
1.192
“Program” means, on a Collaboration Target-by-Collaboration Target basis, any and all Research, Development, Manufacturing, and Commercialization activities conducted under this Agreement with respect to any Licensed Products that are Directed Against such Collaboration Target.
1.193
“Project Manager” has the meaning set forth in Section 2.2.
1.194
“Proposed Replacement Target” has the meaning set forth in Section 3.3.1.
1.195
“Prosecute and Maintain” or “Prosecution and Maintenance” with respect to a particular Patent, means all activities associated with the preparation, filing, prosecution and maintenance of such Patent, together with the conduct of interferences, derivation proceedings, inter partes review and post-grant review, the defense of oppositions and other similar proceedings with respect to that Patent, including any activities associated with claims, including as a counterclaim or declaratory judgment action, of unpatentability, invalidity or unenforceability of such Patent that are brought by a Third Party in connection with an Infringement under Section 11.3.
1.196
“Prosecuting Party” has the meaning set forth in Section 11.2.3.
1.197
“Qualifying Non-Royalty Payments” has the meaning set forth in Section 9.4.5.
1.198
“Receiving Party” has the meaning set forth in Section 14.1.2.
1.199
“Registration Trial” means [***]. A Registration Trial may require only a portion of, but not necessarily the entirety of, [***].
1.200
“Regulatory Approvals” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, Pricing and Reimbursement Approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers of any Regulatory Authority that are necessary for the testing, Research, Development, registration, Manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other Commercialization of a pharmaceutical product (including any Licensed Product) in any country or jurisdiction, including Pricing and Reimbursement Approval, as applicable.
1.201
“Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, Research, Development, registration, Manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other Commercialization of pharmaceutical products (including any Licensed Product) in any country or jurisdiction. For countries or jurisdictions where governmental approval is required for pricing or reimbursement for a pharmaceutical product (including any Licensed Product) to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority includes any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.
1.202
“Regulatory Documentation” has the meaning set forth in Section 12.2.10.
1.203
“Regulatory Filings” means, collectively, any and all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations), non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) or waivers with respect to the testing, Research, Development, registration, Manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other Commercialization of a Product made to or received from any Regulatory Authority or research ethics committee in a given country or jurisdiction, including INDs and BLAs.
1.204
“Replacement Fee” has the meaning set forth in Section 3.3.2.
1.205
“Replacement Request” has the meaning set forth in Section 3.3.1.
1.206
“Regulatory Support” has the meaning set forth in Section 4.1.7.
1.207
“Replacement Target” has the meaning set forth in Section 3.3.
1.208
“Research” means, with respect to a Collaboration Target or Licensed Product, or other product or therapy, any and all activities directed to the discovery, identification, screening, testing, assessment and optimization of Collaboration Targets or Licensed Products, or other product or therapy, including, with respect to Precision, such activities directed to the discovery of compounds Directed Against Collaboration Targets, including designing and creating ARCUS Nucleases Directed Against Collaboration Targets.
1.209
[***].

1.210
“Research Plan” has the meaning set forth in Section 4.4.1.
1.211
“Research Program” has the meaning set forth in Section 4.1.
1.212
“Research Term” has the meaning set forth in Section 4.3.1.
1.213
“Residuals” has the meaning set forth in Section 14.1.5.
1.214
“Reversion Option” has the meaning set forth in Section 15.5.3(a).
1.215
“Royalty” has the meaning set forth in Section 9.4.2.
1.216
“Royalty Term” has the meaning set forth in Section 9.4.1.
1.217
[***].
1.218
“Stock Purchase Agreement” has the meaning set forth in the Preamble.
1.219
“Sublicensee” means a Third Party that is granted a license or sublicense to Research, Develop, Manufacture, make, have made, use, keep, import, export, offer for sale, sell, or Commercialize, or otherwise exploit Licensed Products in the Field in the Territory, beyond the mere right to purchase Licensed Products from Prevail and its Affiliates, and excludes Prevail’s Distributors.
1.220
“Target” means a human gene, genetic variations or mutations in which cause or contribute to a human disease, wherein a therapeutic effect with respect to such disease may be achieved by delivery of an in vivo gene editing product intended to permanently add to, subtract or modify such gene in a patient’s cells in vivo, and wherein: [***]. Notwithstanding the foregoing, “Target” does not include [***] any human gene that may be added to, subtracted or modified in order to create engineered human T cells with Chimeric Antigen Receptor(s), whether in vivo or ex vivo, that are clinically relevant to oncology.
1.221
“Target-Enabling IP” has the meaning set forth in Section 11.1.6.
1.222
“Target Nomination Fee” has the meaning set forth in Section 3.2.2.
1.223
“Target Nomination Period” means the Initial Target Nomination Period, and if extended pursuant to Section 3.2.1, the Extended Target Nomination Period.
1.224
“Term” has the meaning set forth in Section 15.1.
1.225
“Terminated Product” has the meaning set forth in Section 15.5.
1.226
“Territory” means worldwide.
1.227
“Third Party” means any Person other than Prevail or Precision (or their respective Affiliates).

1.228
“U.S.” means the United States of America and its territories and possessions.
1.229
“Unavailable Target” means a Target that, at the time of Prevail’s delivery of a Nomination Request pursuant to Section 3.2.1 or Replacement Request pursuant to Section 3.3.1, if applicable, is [***]. “Unavailable Targets” shall also include (i) any Lead Target or Additional Target which is replaced by a Replacement Target, upon such replacement by Prevail pursuant to Section 3.3.1, (ii) Independently Developed Targets which Prevail does not elect to include as an Additional Target or Replacement Target pursuant to Section 3.4 prior to the expiration of the IDT Nomination Period for such Independently Developed Target, (iii) all Independently Developed Targets following the expiration of the Target Nomination Period or, if applicable, the Extended Target Nomination Period or once Prevail has named three (3) Additional Targets (whichever occurs first), and (iv) the Targets listed on Exhibit 3.4. In addition and without limiting the foregoing, [***].
1.230
“Unavailable Target Information” has the meaning set forth in Section 3.8.
1.230
“Valid Claim” means a claim that Covers (i) [***], (ii) [***] or (iii) [***], in each case (i) - (iii) contained in (a) an issued and unexpired Patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal; or (b) a pending patent application that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken and that has been pending for no longer than [***].
1.231
“Working Group” has the meaning set forth in Section 2.4.
Article 2

GOVERNANCE AND JOINT STEERING COMMITTEE
2.1
Alliance Managers. Within [***] following the Effective Date, each Party shall appoint one (1) employee to act as the Alliance Manager for such Party (each, an “Alliance Manager”). Without limiting the responsibilities and authorities of the Project Managers and the JSC (as expressly set forth herein), the Alliance Managers shall each be the primary point of contact for the Parties regarding the collaboration and related activities contemplated by this Agreement and shall help facilitate all such activities hereunder. For avoidance of doubt, the individual appointed by a Party to act as an Alliance Manager may, but need not, be the same individual appointed by such Party as a Project Manager, but an Alliance Manager may not be appointed to serve as a JSC member simultaneously. Either Party, upon prior notice to the other Party, may change its Alliance Manager.
2.2
Project Managers. Prevail and Precision shall each assign one (1) employee to serve as the primary point of contact between the Parties with respect to each Collaboration Target being Researched and Developed under the Programs (each, a “Project Manager”). The Project Managers shall regularly communicate with each other to address Program-related issues, needs and updates and facilitate communications and organization of Working Groups associated with the Research Plan. Either Party, upon reasonable prior notice to the other Party, may change its Project Manager. For clarity, the same employee may, but need not, be the Project Manager for multiple Collaboration Targets.
2.3
Joint Steering Committee. Within [***] after the Effective Date, the Parties shall establish a cross-functional, joint steering committee (the “JSC”) composed of up to three (3) senior representatives from each Party (provided each Party has an equal number of representatives) that will oversee and manage the collaboration between the Parties with respect to each Program. The JSC may, from time to time, establish subcommittees and Working Groups as it deems necessary to further the purposes of this Agreement. Each Party shall appoint its respective representatives to the JSC from time to time, and may change its representatives, in its sole discretion, effective upon reasonable prior notice to the other Party designating such change. The representatives from each Party shall have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the Research and Development of the applicable Programs. Each Party shall designate one (1) of its representatives on the JSC to serve as JSC co-chairpersons (“JSC Co-Chairpersons”), who will be jointly responsible for calling meetings of the JSC, circulating agendas and performing administrative tasks required to assure efficient operation of the JSC but shall not have any extra or additional votes or authority. The JSC Co-Chairpersons or their designees shall alternate responsibility for circulating agendas at least [***] prior to each meeting and distributing minutes of the meetings pursuant to Section 2.6.
2.4
Working Groups. The Parties may establish working groups consisting of members from both Precision and Prevail (each, a “Working Group”) to oversee aspects of the activities of each Program. From time to time, the Parties may establish additional Working Groups as needed to oversee particular activities and/or projects. Each Working Group shall undertake the activities specified under this Agreement for such Working Group or otherwise delegated to it by the JSC. During the process of establishing each Working Group, such Working Group and the JSC shall agree regarding which matters such Working Group will resolve on its own and which matters such Working Group will advise the JSC and/or the Project Managers regarding (and with respect to which such advice-specific matters the JSC will resolve). The Parties shall, at a minimum, establish a Working Group to oversee the strategy for Prosecution and Maintenance of Patents as described in Section 11.2 (the “Patent Working Group”).
2.5
Function and Powers of the JSC. The JSC will:
(a)
prepare, discuss, and approve initial Research Plans for each Program and prepare, review, discuss, and approve any amendments that may be necessary or desired to the Research Plans or Handoff Activities Exhibit;
(b)
oversee the implementation of the Research Plans and Pre-Handoff Activities, including the activities, timing and deliverables thereunder, the completion of the Pre-Handoff Activities and the transition associated with the Handoff Point, and coordination of such activities and timing across Research Programs;

(c)
discuss the progress of the Research, Pre-Clinical Development, Pre-Handoff Activities, and the Programs generally, the validation and development of the Collaboration Targets and the selection, validation and development of the Licensed Products;
(d)
provide a forum for the Parties to share and discuss information relating to the (i) Research and validation of the Collaboration Targets (including Replacement Targets), (ii) Research and Pre-Clinical Development of the Licensed Products, including the results of the activities being carried out under the Research Plans, (iii) manufacturing and CMC development activities being carried out under Section 6.3, and (iv) Clinical Development of any Co-Funded Product under this Agreement pursuant to Section 5.3;
(e)
address issues arising in the performance of the Research Plans;
(f)
approve, prior to initiation thereof, the performance by a Party or its Affiliate of any [***] assay or analysis with respect to [***];
(g)
direct and oversee any operating Working Groups on all significant issues, and resolve disputed matters that may arise at the Working Groups;
(h)
approve scientific disclosures, corporate slide decks, press releases and other public statements to be issued by Precision as set forth in Section 14.2.2;
(i)
approve additional Precision employee hours in accordance with Section 4.5.3;
(j)
facilitate the exchange and transfer of Know-How or materials (including in connection with the Handoff Point and pursuant to Section 4.1, Section 4.10, Section 4.11 or Section 5.1, as applicable) as required hereunder;
(k)
following Precision’s delivery of a Co-Funding Option Interest Notice in accordance with Section 5.3.1, facilitate Prevail’s provision of information to Precision in response to questions from Precision relating to the Prevail Clinical Development Plan and facilitate Prevail’s provision to Precision of written copies of any updates or amendments to the Prevail Clinical Development Plan; and
(l)
perform any and all tasks and responsibilities that are expressly attributed to the JSC under this Agreement or as otherwise agreed by the Parties in writing.
2.6
Meetings. Prior to the final Handoff Point for the final Program, the JSC will meet at least once per Calendar Quarter; thereafter, the JSC will meet [***], unless the Parties mutually agree to meet more or less frequently, for so long as the JSC remains in effect. The JSC may conduct such meetings by telephone, videoconference, or in person. Each Party may call special meetings of the JSC with at least [***] prior written notice, or a shorter time period in exigent circumstances, to resolve particular matters requested by such Party that are within the purview of the JSC. Meetings of the JSC are effective only if at least one (1) representative of each Party participates in such meeting. Each Alliance Manager shall be permitted to attend meetings of the JSC, and any Working Group, as a non-voting observer. Each Party may invite a reasonable number of other participants, in addition to its representatives, to attend JSC meetings in a non‑voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings. The JSC Co-Chairpersons or their designees shall keep minutes of each JSC meeting that record in writing all decisions made, action items assigned or completed and other appropriate matters. The JSC Co-Chairpersons or their designees shall send meeting minutes to all members of the JSC promptly after a meeting for review. Each JSC member shall have [***] from receipt in which to comment on and to approve the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a JSC member, within such time period, does not notify the JSC Co-Chairpersons or their designees that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member. The Parties acknowledge and agree that, notwithstanding the requirements of this Section 2.6 for the JSC to meet [***], the Parties shall communicate and meet (as appropriate, including via the Project Managers) on a more informal basis as needed to discuss the progress of the Programs.
2.7
Decisions. The JSC will endeavor to make decisions by consensus, with the representatives of each Party having, collectively, one (1) vote on behalf of that Party. If the JSC cannot reach consensus or a dispute arises that cannot be resolved within the JSC, either Party may refer such dispute to the Executive Officers for resolution. If consensus cannot be reached with respect to a decision within [***] after attempted resolution by the Executive Officers, then (a) Precision has the final decision-making authority with respect to [***], and (b) Prevail has the final decision-making authority with respect to [***]. Further, Precision shall have the right, in coordination with the Project Managers, to make day-to-day decisions on the implementation of the applicable Research Plan [***] by or on behalf of Precision, provided such implementation is consistent with the applicable Research Plan [***] and Prevail does not reasonably object to such implementation.
2.8
Authority. The Alliance Managers, Project Managers, JSC, JSC Co-Chairpersons, and each Working Group have only the powers assigned expressly to them in this Article 2 and elsewhere in this Agreement (or in the case of Working Groups, as expressly assigned to them by the JSC). Each Party retains the rights, powers, and discretion granted to it under this Agreement and neither Party may delegate or vest such rights, powers, or discretion in the Alliance Manager, a Project Manager, the JSC, the JSC Co-Chairpersons, or any Working Group, unless expressly provided for in this Agreement or the Parties expressly so agree in writing. The JSC shall not have the power to amend, waive or modify any term of this Agreement, and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC are limited to those specific issues that are expressly provided in this Agreement to be decided by the JSC.
2.9
Discontinuation of JSC. The JSC will automatically disband on the date which is [***] after the first dosing of the first patient visit of the first Phase 1 Clinical Trial of the final Licensed Product. Once disbanded, all approval rights of the JSC, or final decision-making authority granted to a Party pursuant to this Agreement, shall become approval rights of the corresponding Party (i.e., mutual agreement by the Parties or final decision-making authority by a Party). Notwithstanding the foregoing, neither the end of the Research Term nor the disbandment of the JSC pursuant to this Section 2.9 or Section 17.8.3(a)(iii) shall affect the existence of the Patent Working Group, which shall continue to meet during the Term, and the terms of Article 2 shall continue to apply to the Patent Working Group; provided that, notwithstanding the terms of Section 2.7, following disbandment of the JSC, any disputes of the Patent Working Group shall be directly referred to the Executive Officers for resolution, and if consensus cannot be reached with respect to a decision within [***] after attempted resolution by the Executive Officers, then Precision shall have final decision-making authority with respect to such dispute if it pertains to Precision Background IP or Precision Sole IP (in each case, except as otherwise set forth in Section 11.2.2(c)), and Prevail shall have final decision-making authority with respect to all other such disputes.
Article 3

COLLABORATION TARGETS
3.1
Lead Targets. As of the Effective Date, the Collaboration Targets consist only of the specified Target responsible for each of the following diseases: (a) DMD with respect to gene mutations associated with Duchenne Muscular Dystrophy (“DMD”), [***] (such Targets, the “Lead Targets”), but Prevail may add or replace Targets, subject to and in accordance with this Article 3.
3.2
Additional Targets.
3.2.1
Additional Target Nomination. During the period beginning on the Effective Date and ending on the fourth (4th) anniversary of the Effective Date (the “Initial Target Nomination Period”), or ending on the sixth (6th) anniversary of the Effective Date if Prevail has extended such period to include the Extended Target Nomination Period as set forth below in this Section 3.2.1, Prevail shall have the right, subject to the terms and conditions of this Agreement, to name up to three (3) additional Targets to be included as Collaboration Targets under this Agreement in accordance with this Section 3.2.1 (“Additional Targets”). Prevail may exercise such right in its sole discretion at any time during the Initial Target Nomination Period by providing written notice to Precision, through the JSC, specifying the identity of the Target that Prevail desires to include as an Additional Target under this Agreement (a “Nomination Request”), provided that if such Target is an Unavailable Target at the time Precision receives such Nomination Request, then Precision shall within [***] of receipt (the “Unavailability Notice Period”) of the Nomination Request provide written notice to Prevail that such Target is an Unavailable Target, and such Nomination Request shall have no further effect. [***]. If the Target specified in such Nomination Request is not an Unavailable Target [***], then such Target shall be deemed an Additional Target upon receipt of such Nomination Request by Precision. Prevail shall have the right, in its sole discretion, to extend the period during which it may name Additional Targets to include the period beginning on the fourth (4th) anniversary of the Effective Date and ending on the sixth (6th) anniversary of the Effective Date (the “Extended Target Nomination Period”) by notifying Precision of such decision to extend and paying Precision a one-time fee of [***] (the “Extended Target Nomination Period Fee”) prior to the end of the Initial Target Nomination Period. Any Additional Target added pursuant to this Section 3.2 shall be deemed a Collaboration Target for purposes of this Agreement, except if replaced pursuant to Section 3.3.
3.2.2
Target Nomination Fee. As consideration for adding a Target as an Additional Target, Prevail shall pay to Precision a one-time fee (the “Target Nomination Fee”) of [***] within [***] following the date on which the Unavailability Notice Period expires following Prevail’s delivery to Precision of the Nomination Request that resulted in such Target becoming an Additional Target; provided, that if [***]. Prevail shall pay the applicable Target Nomination Fee for each Target that Prevail selects to be included as an Additional Target.
3.3
Replacement Targets.
3.3.1
Target Replacement. On a Collaboration Target-by-Collaboration Target basis, during the period beginning on the Effective Date and ending on the earlier of (a) filing of the first IND for a Licensed Product Directed Against such Collaboration Target and (b) the [***] of the expiration of the Target Nomination Period (or, if applicable, the Extended Target Nomination Period), Prevail shall have the right, subject to the terms and conditions of this Agreement, to replace up to two (2) Collaboration Targets (whether Lead Targets or Additional Targets) with a replacement Target (each, a “Replacement Target”) if Prevail determines in good faith, either (i) [***]; provided, that Unavailable Targets shall not be eligible to be selected by Prevail as Replacement Targets. Prevail may exercise such right in its sole discretion by providing written notice to Precision, through the JSC, specifying the identity of the Target that Prevail desires to include as a Collaboration Target under this Agreement (the “Proposed Replacement Target”) (which, for avoidance of doubt, may include an Independently Developed Target, subject to Section 3.4) as well as the Collaboration Target to be replaced (a “Replacement Request”). If the Proposed Replacement Target is an Unavailable Target at the time Precision receives such Replacement Request, then Precision shall within [***] of receipt of the Replacement Request (the “Replacement Availability Notice Period”) provide written notice to Prevail that the Proposed Replacement Target is an Unavailable Target, and such Replacement Request shall have no further effect. If the Proposed Replacement Target specified in such Replacement Request is not an Unavailable Target, then the replaced Collaboration Target will be deemed an Unavailable Target and not a Collaboration Target, and the Proposed Replacement Target will be deemed a Collaboration Target, upon receipt of such Replacement Request by Precision. For avoidance of doubt, a Replacement Target that replaces a Collaboration Target may itself be eligible to be replaced by a Replacement Target in accordance with this Section 3.3.1, provided Prevail has not already exhausted its two (2) replacements.
3.3.2
Replacement Fee. As consideration for adding a Target as a Replacement Target, Prevail shall pay to Precision a one-time fee (the “Replacement Fee”) of [***] within [***] following expiration of the Replacement Availability Notice Period following Prevail’s delivery to Precision of the Replacement Request that resulted in such Target becoming a Replacement Target; provided, that if [***], provided further, that if [***]. Prevail shall pay the applicable Replacement Fee for each Target that Prevail selects to be included as a Replacement Target.
3.4
Precision Independently Developed Targets. During the Target Nomination Period and continuing through the Extended Target Nomination Period, if applicable, and provided Prevail has not already named three (3) Additional Targets, if Precision initiates internal pre-clinical development (i.e., initiates any studies in vivo) of an in vivo gene editing product Directed Against a Target other than a Collaboration Target or Unavailable Target (an “Independently Developed Target”), Precision shall promptly notify Prevail, via the JSC, upon initiation of such work on the Independently Developed Target. Precision shall thereafter [***] for a period of [***]. If Prevail does not elect to deliver a Nomination Request pursuant to Section 3.2.1 or Replacement Request pursuant to Section 3.3.1 (if applicable) specifying the Independently Developed Target as an Additional Target or Replacement Target prior to [***], [***]. Following such notification, and provided that such Independently Developed Target has not become an Unavailable Target, Precision shall provide Prevail, via the JSC, periodic status updates, including summarizing preclinical research results regarding such in vivo gene-editing product Directed Against such Independently Developed Target through the first small animal proof-of-concept study (or the first large animal proof-of-concept study, if initiated without prior small animal proof-of-concept) (a “PC POC Study”), which updates shall be reasonably sufficient (subject to available information) to enable Prevail to determine whether to include the Independently Developed Target as an Additional Target or Replacement Target. Subject to the terms and conditions of this Agreement, at any time prior to the date that is [***] following the date on which the results of the PC POC Study are delivered to Prevail (the “IDT Nomination Period”), Prevail may, in its sole discretion, elect to deliver a Nomination Request pursuant to Section 3.2.1 or Replacement Request pursuant to Section 3.3.1 (if applicable) specifying the Independently Developed Target as an Additional Target or Replacement Target. If the Independently Developed Target becomes an Additional Target pursuant to Section 3.2.1 or Replacement Target pursuant to Section 3.3.1, if applicable, then such Target shall be deemed a Collaboration Target and not an Independently Developed Target, and Prevail shall pay the applicable Target Nomination Fee pursuant to Section 3.2.2 or Replacement Fee pursuant to Section 3.3.2. If such Independently Developed Target does not become an Additional Target or Replacement Target prior to the expiration of the IDT Nomination Period, then upon such expiration, Prevail shall have no further rights to such Independently Developed Target and such Independently Developed Target will be deemed an Unavailable Target. Upon the expiration of the Target Nomination Period (or, if applicable, the Extended Target Nomination Period) or once Prevail has named three (3) Additional Targets (whichever occurs first), Precision’s obligations under this Section 3.4 with respect to any Independently Developed Targets shall cease to apply, and all then-existing Independently Developed Targets and any Independently Developed Targets for which Precision thereafter initiates internal pre-clinical development will be deemed Unavailable Targets and not eligible to be named as Replacement Targets. As of the A&R Execution Date, Targets (for avoidance of doubt, other than the Lead Targets) with respect to which Precision has already completed a PC POC Study are listed on Exhibit 3.4 attached hereto, and are additionally deemed Unavailable Targets. [***].
3.5
[Intentionally Omitted]

3.6
[***].
3.7
[Intentionally Omitted].
3.8
Unavailable Targets. Promptly following the Effective Date, the Parties shall agree upon an independent Third Party to serve as an escrow agent for purposes of this Section 3.8 (the “Escrow Agent”). Following agreement on the Escrow Agent, if any Target becomes or has become an Unavailable Target after the Effective Date, Precision shall submit a complete and accurate list of Unavailable Targets along with a copy of the applicable agreement, term sheet, or letter of intent related to each of such Unavailable Targets, which copies may be submitted in redacted form (the “Unavailable Target Information”), to the Escrow Agent, and shall provide the Escrow Agent with updated Unavailable Target Information promptly upon any Target becoming an Unavailable Target or losing its status as an Unavailable Target. Unavailable Target Information shall be held by the Escrow Agent in confidence. If Prevail delivers a Nomination Request pursuant to Section 3.2.1 or Replacement Request pursuant to Section 3.3.1 that specifies an Unavailable Target, then by written notice to Precision and to the Escrow Agent, Prevail may require the Escrow Agent to confirm to Prevail that such Target is an Unavailable Target. In response to a particular Nomination Request or Replacement Request, the Escrow Agent shall not provide to Prevail the identity of any other Target that appears on the list of Unavailable Targets or any details regarding any agreement (draft of otherwise), term sheet or letter of intent related to any Unavailable Target, other than such confirmation.
3.9
Reservation of Rights. Precision will be free to grant rights for any Target that is not a Lead Target or Additional Target (including any Independently Developed Target [***] or Unavailable Target) to any Third Party at any time.
Article 4

RESEARCH AND PRE-CLINICAL DEVELOPMENT
4.1
Overview and Responsibilities. Precision and Prevail will collaborate in a Research and Pre-Clinical Development program (the “Research Program”) with the goal of Researching and Pre-Clinically Developing Licensed Products based on Precision’s ARCUS Technology, focusing on diseases resulting from genetic variations or mutations in the Collaboration Targets.
4.1.1
During the Research Term, Precision will lead and be primarily responsible for all design, creation, selection and in vitro development and optimization of ARCUS Nucleases Directed Against Collaboration Targets for all Licensed Products associated with such Collaboration Targets, as specifically set forth in the applicable Research Plan or Handoff Activities Exhibit for each such Collaboration Target (the activities set forth in any such Research Plan or Handoff Activities Exhibit for a Collaboration Target, the “Pre-Handoff Activities”).
4.1.2
Following the A&R Execution Date, with respect to the Lead Targets, Precision’s activities in the Research Program will consist of Pre-Handoff

Activities specifically set forth in the Handoff Activities Exhibit and performing [***] assays set forth thereunder or as contemplated in this Agreement.
4.1.3
Following the A&R Execution Date, with respect to Additional Targets and Replacement Targets, Precision’s activities in the Research Program will consist of the activities specifically set forth in the applicable Research Plan, which shall be limited to (a) design, creation, selection, and in vitro development and optimization of ARCUS Nucleases Directed Against the applicable Collaboration Target, (b) performance of [***] assays, consistent with those assays described in the Handoff Activities Exhibit or contemplated in this Agreement, for the applicable nucleases, and (c) development of the strategy and scope of work for such activities.
4.1.4
Any proposed amendment(s) to any Research Plan or the Handoff Activities Exhibit must be mutually agreed by the Parties via the JSC. Such amendments shall be effective upon JSC approval. Precision shall have final decision-making authority with respect to [***]. All Pre-Handoff Activities shall be at Precision’s sole cost and expense, except that, solely with respect to the Lead Targets, Prevail will fund certain Precision FTE Costs during the FTE Funding Term, as further set forth in Section 4.7 below. For the avoidance of doubt, Prevail will be responsible at its sole cost and expense for all cGMP CMC development, as further set forth in Section 6.3 below.
4.1.5
With respect to each Research Program, Prevail may, subject to the terms and conditions of this Agreement, perform certain manufacturing-related activities prior to the Handoff Point. Upon Prevail’s reasonable request, Precision shall promptly transfer to Prevail any information and materials, including [***], that are necessary, useful or actually used by Precision to enable such activities, provided, that, Precision shall not be required to perform [***]. Additionally, Prevail may, subject to the terms and conditions of this Agreement, conduct activities (including Pre-Handoff Activities) prior to the Handoff Point for a Research Program that it reasonably believes may increase the likelihood of the success of a Research Program. Upon Prevail’s reasonable request, Precision shall promptly transfer to Prevail any information, materials or technologies [***] that would enable, be useful for, or are actually used by Precision for such activities and that are either (a) set forth in the applicable Research Plan or the Handoff Activities Exhibit, as applicable or (b) otherwise mutually agreed by the Parties via the JSC; provided, that, Precision shall use Commercially Reasonable Efforts to accommodate all such requests for information, materials and technologies.
4.1.6
Subject to the terms and conditions of this Agreement, (a) Prevail will lead and be solely responsible, at its sole expense, for the design and conduct of all Research and Pre-Clinical Development activities other than Pre-Handoff Activities (the “Post-Handoff Activities”), [***], and (b) with respect to each Research Program for a Collaboration Target, from the Handoff Point through the conclusion of Pre-Clinical Development for all Licensed Products Directed Against such Collaboration Target, Prevail will have final decision-making authority over [***].
4.1.7
After the Handoff Point, Precision shall support nuclease characterization, [***] analyses and packages and related activities (including performing

[***] assays) that are either (a) set forth in the Research Plan or Handoff Activities Exhibit or (b) mutually agreed by the Parties via the JSC ([***]) to be responsive to requests by a Regulatory Authority for the applicable Licensed ARCUS Nucleases or to be otherwise necessary or useful to support regulatory activities (including preparing, submitting and maintaining Regulatory Filings, responding to regulators, and obtaining and maintaining Regulatory Approvals) for the applicable Licensed ARCUS Nucleases or for [***] assays (“Regulatory Support”). Regulatory Support under the foregoing (b) will be provided in accordance with Section 4.5.3.
4.1.8
Solely with respect to each Lead Target, at or following the Handoff Point:
(a)
To the extent not already provided to Prevail prior to the Handoff Point, Precision shall promptly deliver to Prevail all materials generated by or on behalf of Precision or otherwise related to the Research and Pre-Clinical Development activities for such Lead Target in accordance with the Handoff Activities Exhibit;
(b)
Upon Prevail’s request, Precision shall promptly provide Prevail introductions to subcontractors (including CMOs) that are conducting Manufacturing for or on behalf of Precision related to Research or Pre-Clinical Development activities (“Precision CMOs”);
(c)
Prevail shall be entitled to [***] with respect to a particular Research Program (whether before or after the Handoff Point) [***] in order to conduct Post-Handoff Activities or other Research or Pre-Clinical Development activities under this Agreement;
(d)
As set forth in Section 4.6.2, Precision shall deliver to Prevail a Handoff Data Package for the Program for each Lead Target, as outlined in the Handoff Activities Exhibit; and
(e)
Precision shall transfer and deliver to Prevail any information and materials generated by Precision and related to the Program for such Lead Target, including animal tissues, study reports and data, and assay details, pursuant to the Handoff Activities Exhibit or, if applicable, a mutually agreed technology transfer plan. Such transfer and delivery shall be completed, with respect to each Lead Target, at the applicable Handoff Point. For the avoidance of doubt, [***].
4.2
Diligence Efforts. Each Party shall use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, in a good scientific manner and in compliance with Applicable Law, the Research and Pre-Clinical Development activities assigned to it in each Research Plan or the Handoff Activities Exhibit, as applicable. Precision shall use Commercially Reasonable Efforts to meet the timelines for completion of Pre-Handoff Activities set forth in the Handoff Activities Exhibit, provided that the failure to meet any such timeline to the extent directly and solely caused by any act or omission of Prevail or any of its Affiliates (including [***]) will not be deemed a breach of the foregoing by Precision. For the avoidance of doubt, Precision shall continue to conduct, and shall remain responsible for, the completion of the Pre-Handoff Activities beyond such timelines if necessary in order to complete the applicable Pre-Handoff Activities.
4.3
Research Term.
4.3.1
The Research Program shall be conducted, on a Collaboration Target-by-Collaboration Target basis, for a period commencing on the Effective Date (with respect to Lead Targets) or the date on which Prevail names the applicable Additional Target or Replacement Target as Collaboration Targets in accordance with Article 3 (with respect to Additional Targets and Replacement Targets) and, except as set forth in the first sentence of Section 4.3.2, continuing until the Handoff Point for the applicable Collaboration Target (each, the “Research Term”).
4.3.2
If, at any point following initiation of activities under the applicable Research Plan for a particular Collaboration Target, [***].
4.4
Research Plans.
4.4.1
Content. The Parties shall conduct the Research Program for each Collaboration Target pursuant to a comprehensive written research plan (each, a “Research Plan”) that sets forth, for each such Research Program: (a) the objective of the applicable Research Plan and the Research and Pre-Clinical Development activities to be conducted by each of the Parties (which, with respect to any Additional Target or Replacement Target, shall be limited to the design, creation, selection and in vitro development and optimization of ARCUS Nucleases Directed Against the applicable Collaboration Target, including performance of [***] assays consistent with those assays described in the Handoff Activities Exhibit or contemplated in this Agreement); (b) the anticipated timeline and milestones of such activities; (c) the categories of data required to be included in the Handoff Data Package and the process for preparation and provision to Prevail of the Handoff Data Package; (d) upon selection, the identity of the ARCUS Nuclease that is the subject of the Research Program for such Collaboration Target; and (e) the Handoff Point for that Collaboration Target. As of the A&R Execution Date, on a Research Program-by-Research Program basis for each Lead Target, the Handoff Activities Exhibit replaces the prior Research Plan, and shall constitute the Research Plan, for the Research Program for such Lead Target for all purposes under this Agreement. The Research Plan(s) for Additional Targets and any Replacement Targets shall be drafted by Precision within [***] following Prevail’s delivery to Precision of (i) a Nomination Request pursuant to Section 3.2.1 with respect to an Additional Target or (ii) a Replacement Request pursuant to Section 3.3.1 with respect to a Replacement Target, as applicable, and shall include the matters set forth above in (a) – (e) of this Section 4.4.1, except to the extent the Parties agree to any deviations from such form with respect to any particular Additional Target or Replacement Target. The JSC shall approve such Research Plan [***] of submission of such Research Plan to the JSC.
4.4.2
Approval and Amendments. With respect to all Collaboration Targets which are not Lead Targets, the JSC shall regularly review the Research Plans (including the coordination of the activities across Research Programs and to account for the number of active Research Plans at any given time) and the progress of activities being conducted under the Research Plans, in no event less frequently than once each Calendar Year. Either Party may propose amendments to the Research Plan for a particular Research Program (other than with respect to Lead Targets) from time to time as appropriate, to take into account completion, commencement, or cessation of activities contemplated in the then-current Research Plan for such Research Program or any newly available information related to such Research Program. Such amendments shall be effective upon JSC approval and subject to the decision making in accordance with Section 2.7. For the avoidance of doubt, any amendment to the requirements for a Handoff Data Package shall be subject to mutual agreement of the Parties. The Parties shall update the Research Plans as appropriate to account for the change in activities thereunder as a result of any amendment to such requirements for the Handoff Data Package.
4.5
FIH Enabled Data Package and Selection of Clinical Development Candidate.
4.5.1
For each Collaboration Target, subject to the terms and conditions of this Agreement, Prevail shall lead and be primarily responsible for development of an FIH Enabled Data Package for the applicable Licensed Product [***]; provided, that, upon Prevail’s reasonable request, Precision shall assist and work collaboratively with Prevail to (a) draft content and documents related to nuclease characterization as well as the [***] assay section(s) of the applicable IND submission and any associated documents (as requested by the applicable Regulatory Authority) and (b) support regulatory matters and interactions with Regulatory Authorities (e.g., including meetings, briefings and communications with Regulatory Authorities, and preparation of documents in connection therewith). Precision shall provide Prevail with all information reasonably requested by Prevail for each study performed by Precision prior to the Handoff Point, including [***], as soon as reasonably possible following the Handoff Point (or earlier, in accordance with the Handoff Activities Exhibit).
4.5.2
Notwithstanding anything to the contrary in this Agreement, Prevail’s obligations to develop an FIH Enabled Data Package shall not be construed as an obligation to achieve any success criteria or a guarantee that any Research or Pre-Clinical Development efforts will be successful. Within [***] following Prevail’s generation of a complete and final FIH Enabled Data Package for a particular Licensed Product Directed Against a Collaboration Target, Prevail shall notify Precision of Prevail's determination as to whether Prevail will elect to pursue Clinical Development with respect to any Licensed Product Directed Against such Collaboration Target. If Prevail notifies Precision in writing that it has completed an FIH Enabled Data Package and has elected to pursue (or if Prevail otherwise has elected to pursue and pursues, regardless of whether it has so notified Precision) Clinical Development with respect to a Licensed Product Directed Against a particular Collaboration Target, then the provisions of Article 5 shall apply with respect to such Licensed Product. [***]. If Prevail provides Precision with written notice [***] that it has elected not to advance any Licensed Product Directed Against the applicable Collaboration Target to Clinical Development following the completion of an FIH Enabled Data Package, then the applicable Collaboration Target will cease to be a Collaboration Target and the relevant Licensed Product will be deemed a Terminated

Product, and all rights in such Terminated Product shall revert to Precision in accordance with Section 15.5.3.
4.5.3
Upon Prevail’s reasonable request, Precision shall dedicate a reasonable number of employee hours to support Prevail’s efforts to prepare, review and revise the IND or other regulatory submissions in order to enable first in human (FIH) studies for each Program for a Lead Target through a single point of contact for each Party; provided, that, [***]. Work plans to satisfy such requests will be promptly mutually agreed via the JSC [***]; provided, that, failure to promptly agree on a work plan shall not relieve Precision of its obligation to promptly dedicate such employee hours. The JSC will use good faith efforts to discuss and address any reasonable concerns of either Party in order for the Parties to promptly agree upon such work plan.
4.6
Records; Reports.
4.6.1
Records. Precision (and Prevail, to the extent any Research or Pre-Clinical Development activity is assigned to Prevail under a Research Plan) shall maintain, or cause to be maintained, [***], complete and accurate records of its Research and Pre-Clinical Development data and results for each Program in sufficient detail and in a good scientific manner appropriate for scientific, patent, and regulatory purposes, which records will reasonably reflect all work performed by or on behalf of such Party under the Research Plan for each Research Program. Prevail may request a copy of any such records of Precision, except that Precision may redact any portion of such records that Precision reasonably determines to constitute Confidential Proprietary Information that is not licensed to Prevail hereunder, or to which Prevail does not otherwise have a right hereunder.
4.6.2
Reports and Handoff Data Package. Precision (and Prevail, to the extent any Research or Pre-Clinical Development activity is assigned to Prevail under a Research Plan) shall regularly report to the other Party through the JSC (or its designated Working Group) its results in conducting Research and Pre-Clinical Development under the Research Plan and Handoff Activities Exhibit, as applicable, for each Research Program. For each Research Program, Precision shall provide the JSC with: (a) a complete and final Handoff Data Package and any other deliverables set forth in the Research Plan or Handoff Activities Exhibit, including a written report summarizing the data and information and materials generated under or related to each Research Program, within [***] after the completion of Precision’s Research and Pre-Clinical Development for such Program; and (b) on a [***] basis during the applicable Research Term, all data and results generated by or on behalf of Precision in performance of the Research and Pre-Clinical Development for such Research Program under this Agreement; provided, that, completeness of the foregoing (a) and (b) shall be determined by the JSC [***]. In no event will Precision be required to provide Prevail or the JSC any data, results, or information outside the scope of the Research Plan, Handoff Activities Exhibit and this Agreement. Precision’s obligations under the Research Plans and the Handoff Activities Exhibit shall not be construed as a guarantee that any Research or Pre-Clinical Development efforts will be successful. Notwithstanding anything to the contrary herein, within [***] from Prevail’s receipt of the applicable complete Handoff Data Package and all other deliverables set forth in the Handoff Activities Exhibit or the Research Plan for such Research Program, as applicable, the JSC shall make the determination as to whether Precision has met the requirements for the Handoff Point set forth in this Agreement, the Handoff Activities Exhibit and/or the Research Plan, as applicable (including the completion and delivery from Precision to Prevail of all Pre-Handoff Activities, a complete and final Handoff Data Package for a Collaboration Target and any other deliverables set forth in this Agreement, the Research Plan and/or the Handoff Activities Exhibit, as applicable); [***]. If Prevail identifies any required data, information or materials that Precision has failed to provide or activities that Precision has failed to perform, in each case in accordance with this Agreement, the Handoff Activities Exhibit and/or the Research Plan, as applicable, Prevail will notify Precision via the JSC, and Precision will promptly provide such data, information or materials or complete the Pre-Handoff Activities, as applicable, in accordance with this Agreement, the Handoff Activities Exhibit and/or the Research Plan, as applicable. Precision shall have no obligation to perform any additional Research or Development activities not contemplated in this Agreement or specifically set forth in the applicable Research Plan or the Handoff Activities Exhibit, as applicable, unless such additional Research or Development activities, as applicable, are mutually agreed upon by the Parties via the JSC.
4.6.3
With respect to the studies conducted as part of the Pre-Handoff Activities, within [***] of completion of such study (or, with respect to studies completed as of the A&R Execution Date, within [***], Precision shall prepare and provide to Prevail (a) with respect to such studies that will not be included in any IND submission, document repository content mutually agreed by the Parties, including a summary slide deck and (b) with respect to such studies that will be included in an IND submission, a final technical report and [***] to support interactions with Regulatory Authorities (including the preparation, submission and maintenance of Regulatory Filings and obtaining and maintaining Regulatory Approvals with respect to Licensed Products).
4.7
Research Program Funding.
4.7.1
Precision Research Costs. All Research and Pre-Clinical Development conducted by Precision shall be at Precision’s sole cost and expense, except that, solely with respect to Programs for Lead Targets, Prevail will fund [***] Precision FTEs at the FTE Rate (the “Precision FTE Costs”) during the term beginning on the A&R Execution Date and continuing until the earlier of (a) [***] and (b) [***] (the “FTE Funding Term”). Prevail shall bear its own internal costs and out-of-pocket expenses with respect to any Research or Pre-Clinical Development that Prevail conducts for each Program. As of the A&R Execution Date, Precision will be solely responsible for, and Prevail shall not be obligated to fund, any Precision FTE Costs for Replacement Targets or Additional Targets.
4.7.2
Precision FTE Funding Procedure. Precision shall invoice Prevail for Precision FTE Costs for each Research Program pursuant to Section 4.7.1 on a quarterly basis within [***]following the end of the applicable Calendar Quarter. Prevail shall pay the amounts payable under any such invoice within [***] following receipt of such invoice by Prevail.

4.8
Certain Standards Applicable to Work. All Research and Pre-Clinical Development conducted by either Party for non-regulated work under this Agreement will be conducted in accordance with the Research Plans, Eli Lilly and Company Good Research Practices, Lilly Principles for Animal Care and Use for Third Party Organizations and all Applicable Laws, including those regarding data privacy and data security. For purposes of this Agreement, “Eli Lilly and Company Good Research Practices” means the compiled set of shared research quality standards defining how Prevail’s research laboratories conduct good science for non-regulated work as set forth in Exhibit 4.8 Part A. For purposes of this Agreement, “Lilly Principles for Animal Care and Use for Third Party Organizations” means the guidelines relating to animal care and use for research done on behalf of Prevail as set forth in Exhibit 4.8 Part B. If Prevail reasonably requests, Precision will complete a self-assessment examination form based on such quality standards. If it has not done so prior to the Effective Date, a duly authorized representative of Prevail may make an on-site visit to Precision for the purpose of conducting a quality assessment or quality audit for non-regulated work. Additionally, Prevail may conduct compliance audits of Precision and/or Precision’s Affiliates and Third Party subcontractors engaged in work related to this agreement, during normal business hours, no more than once annually, except in the case of audits for cause to ensure compliance with applicable cGCP, GLP, GRP or cGMP requirements or as otherwise set forth in Section 6.3, provided Prevail has requested such audit with written notice of at least [***] and such audit does not unreasonably interfere with Precision’s or its Affiliates’ or Third Party subcontractors’ operations. Prevail’s representative performing such audit shall keep confidential any information obtained during such inspection. All such audits shall be done at Prevail’s cost and expense and in accordance with Article 14.
4.9
Subcontracting. Each Party may engage its Affiliates or Third Party subcontractors (including contract research organizations and CMOs) to perform such portions of its research obligations under the Research Program that it customarily engages for its other similar research activities. The activities of any such Third Party subcontractors will be considered activities of such subcontracting Party under this Agreement. The subcontracting Party shall ensure compliance by such Third Party subcontractors with the terms of this Agreement, including any applicable Research Plans. The subcontracting Party shall ensure, prior to engaging any Third Party subcontractor, that such Third Party subcontractor is subject to written agreements containing terms and conditions that: (a) protect the rights of the Parties under this Agreement, including by imposing obligations of confidentiality on each such Third Party subcontractor that are no less than the obligations of confidentiality on each Party under this Agreement and obligations consistent with the intellectual property provisions of Article 11; (b) do not under any circumstance impose any payment obligations or liability on the non-subcontracting Party; and (c) are otherwise consistent with the terms of this Agreement.
4.10
Prevail Materials. In the event that it is necessary to execute the Research Plan, Prevail may need to transfer certain Prevail materials to Precision that are not otherwise delivered under a supply or other separate agreement between the Parties or their Affiliates. In each such case, the Parties will mutually agree on the terms of such material transfer, which in any case shall be subject to the terms of Article 11 of this Agreement. Any such materials provided to Precision shall be accompanied by a materials transfer record substantially in the form of Exhibit 4.10 (each a “Materials Transfer Record”). In the event of such transfer, unless otherwise mutually agreed, Prevail shall be responsible for obtaining all necessary approvals and/or filings as required under Applicable Laws for the exportation of any such materials to Precision and Precision shall be responsible for obtaining all necessary approvals and/or filings as required under Applicable Laws for their importation and use by Precision.
4.11
Precision Materials. In order to execute the Research Plan, Precision may need to transfer certain materials to Prevail that are not otherwise delivered under a supply or other separate agreement between the Parties or their Affiliates (“Precision Materials”). These Precision Materials will be used by Prevail only for Development work pursuant to this Agreement. Unless otherwise mutually agreed, Precision shall be responsible for obtaining all necessary approvals and/or filings as required under Applicable Laws for the exportation of Precision Materials to Prevail and Prevail shall be responsible for obtaining all necessary approvals and/or filings as required under Applicable Laws for their importation and use by Prevail. All Precision Materials will at all times remain the property of Precision and will be held confidential in respect to Third Parties and will not be transferred to a Third Party (other than a Sublicensee or a subcontractor engaged in accordance with Section 4.9) without prior written permission of Precision. Upon the termination of this Agreement, Prevail will, at Precision’s sole discretion and Prevail’s cost, either (a) dispose of any residual Precision Materials not consumed by Prevail in the performance of this Agreement in accordance with Applicable Laws, or (b) upon request, return such Precision Materials to Precision. Any such materials provided to Prevail by Precision shall be accompanied by a Materials Transfer Record.
4.12
[***].
Article 5

CLINICAL DEVELOPMENT AND REGULATORY MATTERS
5.1
Clinical Development Responsibilities. Prevail shall lead, and have sole responsibility and control for, the Clinical Development of all Licensed Products, including the determination of whether to file an IND with respect to any Licensed Product and for preparation and submission of the IND filing for each Licensed Product. Subject to the terms of this Agreement, all decisions concerning the Clinical Development of Licensed Products, including the clinical and regulatory strategy of Licensed Products covered under this Agreement, shall be within the sole discretion of Prevail. Except if Precision exercises its option to co-fund Clinical Development of a Licensed Product pursuant to Section 5.3 below (in which case Section 5.3 shall apply), Prevail shall be solely responsible (as between the Parties) for all costs and expenses of Clinical Development. Upon request of either Party, the Parties shall negotiate and agree on any additional agreements necessary for the Clinical Development of Licensed Products. Following the Effective Date, and until the date which is [***], Precision shall, on a Calendar Quarterly basis, share with Prevail, through the JSC, [***].
5.2
Diligence Efforts. Prevail shall use Commercially Reasonable Efforts to Clinically Develop each Licensed Product [***], in accordance with a commercially reasonable development plan prepared by Prevail. However, if Prevail elects, in its sole discretion, to cease Clinical Development of a Licensed Product [***], then the applicable Collaboration Target for such Licensed Product will cease to be a Collaboration Target and the Licensed Product will be deemed a Terminated Product, and all rights in such Terminated Product shall revert to Precision in accordance with Section 15.5.3.
5.3
Precision Option to Co-Fund Clinical Development.
5.3.1
Provided that two (2) Licensed Products have advanced to submission of an IND filing, Precision shall have a one-time option, exercisable at any time prior to the anticipated date of submission of an IND filing for a subsequent Licensed Product (such date as set forth in the applicable Research Plan), to elect to co-fund the Clinical Development of a single such subsequent Licensed Product with Prevail. Precision may indicate its interest to exercise such option by providing Prevail with [***] written notice (the “Co-Funding Option Interest Notice” with respect to such Licensed Product) in advance of the anticipated IND filing; provided, however, if Prevail has not yet elected to pursue Clinical Development with respect to such Licensed Product by such date, Precision may indicate such interest by providing a Co-Funding Option Interest Notice within [***] of Prevail’s election. Upon delivery of the Co-Funding Option Interest Notice, the applicable Licensed Product shall, in addition to its status as a Licensed Product, be deemed a prospective “Co-Funded Product”.
5.3.2
Within [***] of receipt of the Co-Funding Option Interest Notice with respect to a prospective Co-Funded Product, Prevail shall provide Precision with a copy of Prevail’s then-current, internal plan for Clinical Development (the “Prevail Clinical Development Plan”) therefor. The Prevail Clinical Development Plan shall include, at a minimum, Prevail’s good faith then-current estimates of Clinical Development Expenses and timeline for the conduct of the Clinical Development activities contemplated by such Prevail Clinical Development Plan for such Co-Funded Product, broken down on a Calendar Quarterly basis. Prevail, through the JSC, shall timely answer any of Precision’s reasonable questions relating to such Prevail Clinical Development Plan and shall make available to the JSC, on a Calendar Quarterly basis, a copy of the Prevail Clinical Development Plan, and any updates or amendments thereto, and anticipated Clinical Development Expenses to be incurred in the upcoming Calendar Quarters. Within [***] of receipt of such Prevail Clinical Development Plan, Precision may elect to confirm its interest in co-funding the prospective Co-Funded Product by delivering a written “Co-Funding Option Exercise Notice”, at which time Precision’s co-funding right shall be deemed fully exercised and such Co-Funded Product shall become subject to the remaining terms of this Section 5.3 and any other related terms agreed to between the Parties with respect to such Co-Funded Product. If Precision does not deliver a Co-Funding Option Exercise Notice within such [***] period, such Licensed Product shall cease to be considered a prospective Co-Funded Product and Precision shall have no further rights under this Section 5.3 with respect to such Licensed Product. For clarity, Precision may only exercise the foregoing right to co-fund a Licensed Product one time, regardless of any later termination of Precision’s co-funding commitment under Section 5.3.6, with respect to only one (1) Licensed Product, and such option to co-fund Clinical Development shall not apply to the first two (2) Licensed Products to advance to submission of an IND filing.

5.3.3
Notwithstanding any co-funding by Precision, Prevail will at all times continue to have sole control and responsibility for the Clinical Development of any Co-Funded Product.
5.3.4
If Precision so elects to co-fund the Clinical Development of a Co-Funded Product (as provided above), then following the full exercise of such right, (i) the Parties will share Clinical Development Expenses incurred thereafter for such Co-Funded Product, with Precision being responsible for [***] of such Clinical Development Expenses and Prevail being responsible for the [***] of such Clinical Development Expenses; and (ii) thereafter the royalties owed by Prevail to Precision for such Co-Funded Product will be automatically increased by [***] for each Royalty tier. Prevail shall invoice Precision for reimbursement of Precision's co-funding share on a quarterly basis in arrears, within [***] following the end of the Calendar Quarter in which the relevant expenses were incurred. Precision shall then have [***] after its receipt of such invoice to review such invoice and raise any disputed amounts to Prevail. If Precision does not dispute any amounts payable under an applicable invoice during such period, then Precision shall pay the amounts payable under any such invoice in arrears and within [***] following such [***] review period (i.e., [***] after its receipt of such invoice).
5.3.5
For the duration of Precision’s co-funding commitment, and for a period of [***] thereafter, Prevail shall maintain, and shall cause its Affiliates to maintain, complete and accurate records regarding the co-funded Clinical Development Expenses invoiced by Prevail. Precision shall have the right to have a “Big 4” accounting firm (i.e., KPMG, PwC, Deloitte or Ernst & Young), designated by Prevail and approved by Precision, such approval not to be unreasonably withheld, inspect Prevail’s records for the purpose of determining the accuracy of such expenses in accordance with Section 9.7 applied mutatis mutandis (subject to appropriate changes related to the subject matter of the audit).
5.3.6
Precision may terminate its co-funding commitment for a Co-Funded Product upon delivery of written notice to Prevail, specifying in such notice that Precision is terminating its co-funding commitment, with such termination being effective as of midnight New York, NY time on the last day of the Calendar Quarter following the [***] of the date on which such written notice was received by Prevail in accordance with Section 17.4; provided, that (i) Precision shall not be released of its obligation to share Clinical Development Expenses associated with any Clinical Trials with respect to which [***], and (ii) effective immediately upon Precision’s provision of such notice to Prevail, [***]. Upon the effective date of termination of Precision’s co-funding commitment, the applicable Co-Funded Product shall cease to be a Co-Funded Product and the adjusted royalties set forth in Section 5.3.4 will no longer apply.
5.4
Reports. Prevail shall keep Precision reasonably informed as to the progress and results of its and its Affiliates’ and Sublicensees’ Development activities under this Agreement, and shall provide Precision with a written report describing its Development activities and the results thereof on at least [***] basis. In addition, Prevail shall make available to the JSC such additional information about its Development activities under this Agreement as may be reasonably requested from time to time. Prevail’s obligations under this Section 5.4 shall cease with respect to a Licensed Product [***].
5.5
Regulatory Responsibilities.
5.5.1
Prevail Responsibility and Control. Subject to Section 5.5.2, except as provided under a Research Plan, as between the Parties, Prevail shall have sole responsibility for and control of the preparation, submission, and maintenance of all Regulatory Filings and obtaining and maintaining all Regulatory Approvals (including the preparation and submission of the IND filing and for seeking IND approval) with respect to Licensed Products, and shall have sole control over all interactions with the applicable Regulatory Authority, including all correspondence to or with the applicable Regulatory Authority. Precision shall reasonably cooperate with Prevail, at Prevail’s reasonable request and expense, with respect to any regulatory matters related to Licensed Products. Subject to Section 15.5.3, Prevail will own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals for Licensed Products and, as between the Parties, all such Regulatory Filings and Regulatory Approvals will be held in the name of Prevail. Precision shall execute all documents and take all actions as are necessary or reasonably requested by Prevail to vest such title in Prevail. If Precision exercises its option to co-fund Clinical Development of a Licensed Product pursuant to Section 5.3, Prevail shall, upon reasonable request by Precision, provide Precision copies of Regulatory Documentation and Regulatory Filings and correspondence to or with the applicable Regulatory Authorities with respect thereto (including minutes and official contact reports relating to any communications with such Regulatory Authority) that pertain only to the Licensed Product for which Precision is co-funding Clinical Development in accordance with Section 5.3.
5.5.2
ARCUS Nuclease Matters. Notwithstanding Prevail’s sole responsibility and control with respect to regulatory matters involving Licensed Products, Precision shall have the right, prior to BLA approval for each Licensed Product, to have its employees attend each INTERACT meeting or pre-IND submission meeting, the end of the Phase II Clinical Trial meeting for such Licensed Product, and any other meeting with the FDA or EMA if such other meeting has any item on the agenda directed to the manufacturing, quality, safety (including non-clinical safety related to production of ARCUS Nucleases) or delivery of ARCUS Nucleases or ARCUS Technology (collectively, “ARCUS Regulatory Matters”); provided, that such employees shall only be permitted to attend the portion of such meeting addressing such agenda items. Prior to BLA approval for each Licensed Product, Prevail will provide drafts of its communications with the FDA and EMA to the extent they relate to ARCUS Regulatory Matters to Precision for review and comment, and will consider Precision’s comments in good faith, but need not accept such comments, before submitting such communications to the FDA or EMA; provided, however, that inclusion of any [***] assays other than those performed by Precision pursuant to this Agreement shall require mutual agreement of the Parties via the JSC [***]. Following BLA approval for each Licensed Product, Prevail shall provide Precision notice regarding any communications from Regulatory Authorities related to ARCUS Regulatory Matters, and Precision shall make itself and relevant employees available to Prevail, upon Prevail’s reasonable request, to address such communications. Following the Effective Date, and until the date which is [***], Precision shall, on a Calendar Quarterly basis, keep Prevail apprised of [***].
5.5.3
Priority Review Vouchers. If a U.S. FDA priority review voucher is obtained for a Licensed Product, it may only be used for a subsequent BLA filing for another Licensed Product or another product of Prevail or its Affiliates, or sold. If such priority review voucher is sold by Prevail to a Third Party, Prevail will pay Precision a priority review voucher fee in the amount of [***]. If however, the priority review voucher is used for a product of Prevail or its Affiliates other than a Licensed Product, Prevail will pay Precision a priority review voucher fee in the amount [***].
5.6
Adverse Event Reporting. Prevail shall establish, hold, and maintain the global safety database for Licensed Products with respect to information on adverse events concerning the Licensed Products, as and to the extent required by Applicable Law.
Article 6

COMMERCIALIZATION AND MANUFACTURING
6.1
Commercialization. Except with respect to Precision’s manufacturing responsibilities in Section 6.3, Prevail shall have the sole right and responsibility for, and shall bear all costs associated with, the Commercialization of Licensed Products, including Manufacturing, distribution, marketing, and sales activities. Subject to the terms of this Agreement, all decisions concerning Commercialization of Licensed Products, including the marketing and sales of Licensed Products, and the design, price, and promotion of Licensed Products, shall be within Prevail’s sole discretion.
6.2
Diligence Efforts. Prevail shall use Commercially Reasonable Efforts to achieve a First Commercial Sale for, and thereafter to Commercialize in the applicable country, each Licensed Product for which it obtains Regulatory Approval [***].
6.3
Manufacturing.
6.3.1
Manufacture of Licensed Products.
(a)
Pre-Clinical Development. Subject to the terms and conditions of this Agreement, (i) in each case to the extent set forth in this Agreement, the Handoff Activities Exhibit or the Research Plan, Precision shall be responsible for Manufacture of each Licensed Product to support Pre-Clinical Development up to the Handoff Point, and (ii) Prevail shall be responsible for all other Manufacture of each Licensed Product to support Pre-Clinical Development.
(b)
Manufacture by Prevail. Prevail shall be solely responsible for Manufacturing (or having Manufactured through a CMO) the Licensed Products for Clinical Development use and for Commercialization.
6.3.2
CMC. Except to the extent constituting Pre-Handoff Activities, Prevail shall be solely responsible, at its expense, for all Chemistry Manufacturing

Controls (“CMC”) development. For the avoidance of doubt, except to the extent specifically set forth in this Agreement, the Handoff Activities Exhibit or the Research Plan, Precision shall have no obligations under this Agreement with respect to Manufacture of any Licensed Product, including any CMC development.
Article 7

LICENSE RIGHTS
7.1
License Grants to Prevail.
7.1.1
Exclusive License to Precision Product IP. Subject to the terms and conditions of this Agreement, Precision (on behalf of itself and its Affiliates) hereby grants to Prevail an exclusive (even as to Precision and its Affiliates), royalty-bearing (as set forth in Section 9.4), license, with the right to grant sublicenses (through multiple tiers, as provided in Section 7.3), under the Precision Product IP to Research, Develop, Manufacture, make, have made, use, keep, import, export, offer for sale, sell, Commercialize, or otherwise exploit Licensed Products in the Field in the Territory. For clarity, Prevail shall have the right, at any time, to combine the ARCUS Nucleases delivered by Precision with other technologies owned or licensed by Prevail, and to Research, Develop and Commercialize products or therapies based on such combinations, but the foregoing license does not include any rights with respect to other products or therapies with which a Licensed Product may be combined or any other products or therapies other than the Licensed Products under this Agreement. Prevail acknowledges and agrees that the foregoing license does not include any right to, and Prevail shall not, and shall not permit any of its Affiliates or its or their Sublicensees to, modify any Licensed ARCUS Nucleases without Precision’s prior written consent.
7.1.2
Non-Exclusive License to Precision Platform IP. Subject to the terms and conditions of this Agreement, Precision (on behalf of itself and its Affiliates) hereby grants to Prevail a non-exclusive, royalty-bearing (as set forth in Section 9.4) license, with the right to grant sublicenses (through multiple tiers, as provided in Section 7.3), under the Precision Platform IP to Research, Develop, Manufacture, make, have made, use, keep, import, export, offer for sale, sell, Commercialize, or otherwise exploit Licensed Products in the Field in the Territory. For clarity, the foregoing license set forth in this Section 7.1.2 is intended to provide Prevail a “freedom to operate” license with respect to the Precision Platform IP solely for the Development, making, having made, using, keeping, importing, exporting, offering for sale, selling, Commercialization, and other exploitation of Licensed Products, and not for Prevail’s independent use of the Precision Platform IP or After-Acquired IP, and does not include any rights with respect to other products or therapies with which a Licensed Product may be combined or any other products or therapies other than the Licensed Products under this Agreement. Prevail acknowledges and agrees that Prevail will not have any right to (a) access or receive any ARCUS Technology, (b) design, create, select, or optimize any ARCUS Nucleases using the ARCUS Technology, or (c) otherwise use the ARCUS Technology as a genome engineering tool.

7.2
License Grant to Precision. Subject to the terms and conditions of this Agreement, Prevail hereby grants to Precision a fully paid, royalty-free, non-sub-licensable (except to Third Party subcontractors acting on its behalf, as permitted by Section 4.9), non-exclusive license under the Prevail Background IP and Prevail Collaboration IP, in the Territory solely as and to the extent necessary for Precision or its Affiliates (or Third Party subcontractors) to (a) conduct Research and Pre-Clinical Development pursuant to the Research Plans and Handoff Activities Exhibit during the Research Term or (b) Manufacture the Licensed Product pursuant to Section 6.3.1(a).
7.3
Third Party Sublicenses. Prevail and Precision may grant one or more sublicenses under the rights and licenses granted to it under Section 7.1 (in the case of Prevail) or Section 7.2 (in the case of Precision), in full or in part, to Third Parties (with the right to sublicense through multiple tiers); provided, that: (a) any such permitted sublicense is consistent with and subject to the terms and conditions of this Agreement, including the confidentiality provisions of Article 14 and the intellectual property provisions of Article 11; and (b) the Party granting such sublicense shall remain responsible for performance of such Party’s obligations under this Agreement and shall be responsible for all actions of each such sublicensee as if such sublicensee were the Party hereunder. Notwithstanding the foregoing, during the Research Term with respect to a given Collaboration Target, Prevail shall not grant any sublicenses to a Third Party (other than a consultant or contractor engaged for such activities in accordance with Section 12.3.1 or to a Precision CMO) with respect to any Research or Development of a Licensed Product Directed Against such Collaboration Target without Precision’s prior written consent. Each Party shall ensure that each sublicense under the licenses granted to it under Section 7.1 (in the case of Prevail) or Section 7.2 (in the case of Precision) grants the other Party rights with respect to Inventions discovered, created, conceived or reduced to practice by the Sublicensee under such sublicense as if such Inventions were discovered, created, conceived or reduced to practice by the sublicensing Party in the course of performing activities under this Agreement (with the exception of improvements to the Sublicensee’s background technology that are unrelated to the intellectual property that is the subject of this Agreement). In addition, to the extent required by the Cellectis Agreement, each sublicense granted by Prevail under any Patents within Precision Product IP must grant the same scope of rights for all Patents within Precision Product IP and each sublicense granted by Prevail under any Patents within Precision Platform IP must grant the same scope of rights for all Patents within Precision Platform IP. Prevail shall provide Precision with prompt written notice of any grant of sublicense to a Sublicensee of the rights and licenses granted to Prevail under Section 7.1 (but excluding any sublicenses solely for the distribution, marketing or promotion of Licensed Products).
7.4
Retention of Rights; No Implied Rights. Subject to the terms and conditions of this Agreement, Prevail agrees that Precision may: (a) practice the Precision Product IP to exercise its rights and perform its obligations under this Agreement; (b) conduct research related to the ARCUS Technology; and (c) practice and license the Precision Product IP outside the scope of the license granted to Prevail under Section 7.1.1. Except as expressly set forth in this Agreement, neither Party shall be granted, by implication, estoppel or otherwise, any license or right to or under any other intellectual property interest, including any trademarks, Know-How, or Patents, of the other Party.

7.5
Safe Harbor Research. Notwithstanding anything to the contrary in this Agreement, by entering into this Agreement, neither Party is forfeiting any rights that such Party may have to perform research activities in compliance with 35 U.S.C. § 271(e)(1) or any experimental or research use exemption that may apply under Applicable Law or in any country.
7.6
Existing In-License Agreements.
7.6.1
Cellectis Patents. Prevail acknowledges and agrees that rights under certain Precision Patents are licensed to Precision by Cellectis S.A. (the “Cellectis Patents”) under that certain Patent Cross-License Agreement between Cellectis S.A. and Precision dated January 23, 2014 (the “Cellectis Agreement”), and, notwithstanding any exclusive license granted to Prevail under this Agreement, (a) Cellectis S.A. retains rights under the Cellectis Patents and is not restricted from granting rights to Third Parties under the Cellectis Patents, (b) any licenses and rights granted by Precision to Prevail under the Cellectis Patents are granted only within the permissible scope of sublicenses granted under the Cellectis Agreement, and (c) pursuant to the Cellectis Agreement, Cellectis S.A. retains non-exclusive rights under certain Precision Patents identified in the Cellectis Agreement, which may be further sublicensed by Cellectis S.A. without Precision control or consent. Prevail acknowledges and agrees that any exercise of any right by Cellectis S.A, or by any Third Party through Cellectis S.A, under the Cellectis Agreement shall not constitute a breach of this Agreement by Precision.
7.6.2
Duke IP. Prevail acknowledges and agrees that any licenses and rights granted by Precision to Prevail under the Duke IP are granted subject to the terms and conditions of the Duke Agreement, including Duke’s right to practice under the Duke IP for its own internal, non-commercial, educational, research and clinical purposes, and subject to the rights of the United States Government and applicable limitations under 37 C.F.R. § 401, Public Law 96-517 and Public Law 98-620 resulting from the United States Government’s funding of research leading to creation of the Duke IP. Without limiting the foregoing, Prevail agrees to comply with any obligations resulting from such government rights with respect to its practice of the Duke IP (if any) under this Agreement.
7.7
Preservation of Existing In-License Agreements. To the extent relating to the Licensed Products, Precision shall, and shall procure that its Affiliates shall, (a) maintain the Existing In-License Agreements in full force and effect in accordance with their terms and conditions and keep Prevail reasonably informed in this regard and (b) promptly provide notice to Prevail in the event any disputes arise under the Existing In-License Agreements or in the event Precision receives any notices from Duke or Cellectis under such parties’ respective Existing In-License Agreement which concern the Duke IP or Cellectis Patents or rights with respect thereto. Without limiting the foregoing and Section 9.5, Precision shall not (x) commit any acts or permit the occurrence of any omissions that could reasonably be expected to cause breach or termination of the Existing In-License Agreements or (y) amend or otherwise modify or permit to be amended or modified, the Existing In-License Agreements, in any way that would prejudice Prevail’s rights under this Agreement or its ability to continue to Research, Develop, Manufacture, make, have made, use, keep, import, export, offer for sale, sell, Commercialize, or otherwise exploit Licensed Products. In the event any Existing In-License

Agreement is terminated, the Parties agree that Prevail may offset from the amounts due to Precision under this Agreement any amounts Prevail is required to pay to the applicable counterparty for the licenses covered by such terminated Existing In-License Agreement (or, in the event Prevail cannot offset such amounts against payments due to Precision for any reason, Precision shall promptly reimburse Prevail for all such amounts.)
7.8
Consideration. The Parties acknowledge that each of the licenses and rights granted by Precision in this Agreement and each of the provisions of this Agreement for efforts or assistance by Precision and access to Precision Technology, individually and collectively, constitute good, valuable and sufficient consideration for each and all of the fees and payments called for hereunder and for each and all of the other obligations of Prevail, its Affiliates and its and their Sublicensees; and the Parties further acknowledge that the individual and collective rights under and access to Precision Technology renders the way in which those fees and payments hereunder are determined, their amount (and potential reduction) and their duration, appropriate and desirable as a matter of convenience.
Article 8

EXCLUSIVITY
8.1
Prevail Exclusivity Obligations. During the period commencing on the Effective Date and [***], except for Prevail’s conduct of any Research, Development, Manufacturing or Commercialization activities under this Agreement, neither Prevail nor [***] shall, directly or indirectly [***]. [***].
8.2
Precision Exclusivity Obligations. During the Term of this Agreement, except for Precision’s conduct of any Research, Development or Manufacturing activities under this Agreement, neither Precision nor [***], shall, directly or indirectly [***]. The Parties acknowledge and agree that Precision’s conduct of any Research, Development or Manufacturing activities under this Agreement shall not constitute a breach of this Section 8.2.
8.3
Transactions Involving Competing Programs.
8.3.1
Acquisition of Existing Competing Program. Notwithstanding the exclusivity obligations set forth in Sections 8.1 or 8.2, if, after the Effective Date, any Third Party becomes [***] as a result of a merger, acquisition, consolidation, asset sale, or other similar transaction (whether in a single transaction or series of related transactions), and, as of the closing date of such transaction, such Third Party is engaged in: (a) [***]; or (b) [***] (such activities in (a) and (b), a “Competing Program”), then continuation of the relevant Competing Program shall not be a breach of this Agreement provided that such Party provides the other Party with written notice of such transaction promptly, but no later than [***], and such Party does (or causes such Affiliate to), within [***], [***].
8.3.2
Existing Competing Program of a Precision Acquirer. If after the Effective Date any Third Party becomes an Acquirer of Precision as a result of a Change of Control of Precision, and, as of the closing date of such transaction, such

Acquirer is engaged in a Competing Program, then the provisions of Section 17.8 shall apply.
Article 9

FEES, ROYALTIES, & PAYMENTS
9.1
Upfront Payment. As partial consideration for the rights granted by Precision to Prevail pursuant to the terms of this Agreement, Prevail paid to Precision a one-time payment equal to One Hundred Million Dollars ($100,000,000) within [***] following the Effective Date.
9.2
Equity Investment. As partial consideration for the rights granted by Precision to Prevail pursuant to the terms of this Agreement, as of the Effective Date, Lilly and Precision entered into the Stock Purchase Agreement.
9.3
Milestone Payments.
9.3.1
On a Licensed Product-by-Licensed Product basis, Prevail shall pay to Precision certain milestone payments, as follows: (a) within [***] following any Licensed Product achieving a development milestone event set forth in Table 9.3 below (each, a “Development Milestone Event”), Prevail shall pay to Precision the corresponding Milestone Payment indicated in Table 9.3 (each such Milestone Payment, a “Development Milestone Payment”); and (b) within [***] following the end of the Calendar Quarter in which any Licensed Product achieves a commercial milestone event set forth in Table 9.3 (each, a “Commercial Milestone Event”), Prevail shall pay to Precision the corresponding Milestone Payment indicated in Table 9.3 (each such Milestone Payment, a “Commercial Milestone Payment”). The Development Milestone Events and Commercial Milestone Events may be referred to individually or collectively as “Milestone Events”, and Development Milestone Payments and Commercial Milestone Payments may be referred to individually or collectively as “Milestone Payments.” For purposes of determining whether the Net Sales thresholds set forth in Table 9.3 have been achieved for a Licensed Product for purposes of this Section 9.3, all Net Sales of such Licensed Product shall be aggregated globally for all sales made by Prevail or any of its Affiliates or its or their Sublicensees of such Licensed Product, in any and all forms, presentations, dosages, and formulations. For clarity, each Milestone Payment shall be payable only once per Licensed Product, no Milestone Payment shall be payable for subsequent or repeated achievements of the same Milestone Event with respect to the same Licensed Product. [***].
9.3.2
The Development Milestone Events for clinical trial Initiation are intended to be sequential. Achievement of a Development Milestone Event relating to dosing of a Clinical Trial patient shall result in deemed achievement of all earlier Development Milestone Events, and achievement of a “First BLA filing” Development Milestone Event shall result in deemed achievement of all Development Milestone Events relating to dosing of Clinical Trial patients. Similarly, achievement of each Commercial Milestone Event measured by annual Net Sales shall result in achievement of all Commercial Milestone Events measured by a lower amount of annual Net Sales.

9.3.3
In addition to the Development Milestone Payments payable by Prevail for achievement of the Development Milestone Events indicated in Table 9.3, if Prevail or any of its Affiliates or its or their Sublicensees [***], Prevail shall pay to Precision [***]. Any such payment shall be considered a Development Milestone Payment for purposes of this Agreement, and be treated consistently with other Development Milestone Payments, including for purposes of Section 9.5 through and including Section 9.9.

Table 9.3 – Milestone Payments

Development Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total Development Milestone Payments:	[***]

Commercial Milestone Event	Milestone Payment
First Commercial Sale in [***]	[***]
First Commercial Sale in [***]	[***]
First Commercial Sale in [***]	[***]
First Calendar Year in which [***]	[***]
First Calendar Year in which [***]	[***]
First Calendar Year in which [***]	[***]
First Calendar Year in which [***]	[***]
Total Commercial Milestone Payments:	[***]
9.4
Royalties on Products.
9.4.1
Royalty Term. Prevail shall pay Precision royalties as set forth in this Section 9.4 on a Licensed Product-by-Licensed Product and country-by-country basis in the Territory during the period of time beginning on the date of the First Commercial Sale of such Licensed Product in such country and continuing until the latest to occur of: (a) the expiration or abandonment of the last-to-expire Valid Claim in such country Covering such Licensed Product; (b) the expiration of any period of data, regulatory, or market exclusivity, or supplemental protection certificates (other than Patent rights) covering the Licensed Product in such country; and (c) ten (10) years after the First Commercial Sale of such Product in such country (the “Royalty Term”). Upon the expiration of the Royalty Term for a Licensed Product in a particular country, the license granted by Precision to Prevail under (i) Section 7.1.1 with respect to such Licensed Product and such country shall survive and become perpetual, fully-paid, and royalty-free, and shall remain exclusive (even as to Precision and its Affiliates) and (ii) Section 7.1.2 with respect to such Licensed Product and such country shall survive and become perpetual, fully-paid, and royalty-free, and shall remain non-exclusive.
9.4.2
Royalty Rates. On a Licensed Product-by-Licensed Product and country-by-country basis, during the Royalty Term, Prevail shall pay to Precision a tiered royalty equal to the percentages of annual global Net Sales of such Licensed Product, as set forth below (the “Royalty”), calculated by multiplying the applicable royalty rate percentage by the corresponding portion of aggregate global Net Sales for such Licensed Product in such Calendar Year. For purposes of determining whether the Net Sales thresholds below in this Section 9.4.2 have been achieved for a Licensed Product for purposes of this Section 9.4.2, all Net Sales of such Licensed Product shall be aggregated globally for all sales made by Prevail or any of its Affiliates or its or their Sublicensees of such Licensed Product, in any and all forms, presentations, dosages, and formulations. For clarity, the incremental royalty rates set forth below will only apply to that portion of the Net Sales of royalty-bearing Licensed Products that fall within the indicated range of sales.

Annual Global Net Sales of the Applicable Licensed Product	Royalty Rate
The portion of annual global Net Sales of such Licensed Product less than or equal to [***]	[***]
The portion of annual global Net Sales of such Licensed Product greater than [***] but less than or equal to [***]	[***]
The portion of annual global Net Sales of such Licensed Product greater than [***] but less than or equal to [***]	[***]
The portion of annual global Net Sales of such Licensed Product greater than [***] but less than or equal to [***]	[***]
The portion of annual global Net Sales of such Licensed Product greater than [***]	[***]
9.4.3
Valid Claim. If, at the time a Licensed Product is sold in a country during the Royalty Term for a Licensed Product, there is no longer a Valid Claim of a Precision Patent that Covers such Licensed Product in such country, the Royalty rates provided in Section 9.4.2 above for the sale of such Licensed Product in such country will be reduced in such country by [***].
9.4.4
Biosimilar Products. On a country-by-country and Licensed Product-by-Licensed Product basis: (a) upon the first commercial sale of one or more

Biosimilar Products with respect to a Licensed Product in any country in the Territory during the Royalty Term, the Royalty rates provided in Section 9.4.2 above for the Licensed Product will be reduced in such country by [***] from the date of first commercial sale of such Biosimilar Product(s) in such country; and (b) [***].
9.4.5
Third Party Payments. Prevail may deduct from any Royalty payments to Precision under this Section 9.4 for the sale of a given Licensed Product in a given country (after application of Sections 9.4.3 and 9.4.4) an amount equal to [***] of any (a) royalty payments based on such sale, and (b) Qualifying Non-Royalty Payments, in each case ((a) and (b)) made by Prevail to a Third Party in consideration for a right or license under such Third Party’s interest in any Patents [***] that contain a Valid Claim which Covers the relevant Licensed Product in the Field in the Territory; provided, that in no event will the Royalty payments payable to Precision under this Section 9.4 for each Licensed Product be reduced, as a result of this Section 9.4.5, by more than [***]. For purposes of this Section 9.4.5, “Qualifying Non-Royalty Payments” means [***] Qualifying Non-Royalty Payments exclude in all cases Clinical Development Expenses set forth in Section 1.47.8 with respect to a Co-Funded Product.
9.4.6
Payment; Reports. Royalty payments due by Prevail to Precision under this Section 9.4 will be calculated and reported for each Calendar Quarter. All Royalty payments due under this Section 9.4 shall be paid within [***] after the end of each Calendar Quarter and shall be accompanied by a report setting forth, with respect to each Calendar Quarter, on a Licensed Product-by-Licensed Product and country-by-country basis: (a) Net Sales of the Licensed Product by Prevail and its Affiliates and Sublicensees in the Territory and (b) a calculation of the Royalties due on such Net Sales.
9.5
Payments under Existing In-License Agreements. The Parties acknowledge and agree that Precision shall be solely responsible for, and shall promptly discharge, any and all payments payable pursuant to the Existing In-License Agreements.
9.6
Method of Payment; Currency Conversion. Unless otherwise agreed by the Parties, all payments due under this Agreement shall be paid in Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by the payee; provided however, that Prevail shall only be required to disburse funds to the payee’s jurisdiction of incorporation or to a jurisdiction in which the payee has a significant business presence. The initial wire transfer instructions for Precision are as set forth on Exhibit 9.6. When conversion of payments from any currency other than Dollars is required, Prevail’s then-current standard exchange rate methodology will be employed for the translation of foreign currency sales into Dollars; provided, that this methodology is used by Prevail in the translation of its foreign currency operating results, is consistent with U.S. GAAP, is audited by Prevail’s independent certified public accountants in connection with the audit of the consolidated financial statements of Prevail, and is used for external reporting of foreign currency operating results.
9.7
Records and Audits. Prevail shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to its gross sales and Net Sales of the Licensed Products as necessary to ascertain properly and to verify the Royalty and milestone payments due hereunder. Such records shall be kept for a period of time required by Applicable

Laws, but no less than [***]following the end of the Calendar Quarter to which they pertain. Precision shall have the right, but not more than [***], to have a “Big 4” accounting firm (i.e., KPMG, PwC, Deloitte or Ernst & Young), designated by Prevail and approved by Precision, such approval not to be unreasonably withheld, inspect Prevail’s records for the purpose of determining the accuracy of Royalty and milestone payments for a period covering not more than [***] following the Calendar Quarter to which they pertain. No period will be audited more than [***] and each audit must be reasonable in scope. The independent, certified public accountant selected shall keep confidential any information obtained during such inspection and shall report to Precision and Prevail only the amounts of Net Sales and royalties due and payable. Such audits may be exercised during normal business hours upon reasonable prior written notice to Prevail. Precision shall bear the full cost of such audit unless such audit discloses an underpayment by Prevail of more than [***], of the amount of royalties or other payments due under this Agreement for any applicable Calendar Quarter, in which case, Prevail shall bear the cost of such audit and shall remit to Precision the amount of any underpayment within [***] of the date the auditor’s written report is received. Any overpayment by Prevail revealed by an audit shall be credited against future payments owed by Prevail to Precision (and if no further payments are due, shall be refunded by Precision at the request of Prevail within [***] of the receipt of the request).
9.8
Late Payments. If any payment properly due under this Agreement and not subject to a good faith dispute is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at the rate of [***]. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.
9.9
Taxes.
9.9.1
Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and in compliance with Applicable Laws, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use reasonable efforts to cooperate and coordinate with each other to achieve such objective, including by completing and filing documents required or permitted under the provisions of any Applicable Laws in connection with a claim of exemption from, or entitlement to a reduced rate of, withholding taxes or in connection with any claim to a refund of or credit for any payment of such taxes. Notwithstanding the foregoing, for clarity, it is Precision’s sole responsibility to prepare and file required documents necessary to claim an exemption from withholding tax or to claim a reduced rate of withholding tax, at Precision’s sole expense.
9.9.2
Payment of Tax. The upfront, milestones, royalties and other amounts payable by Prevail to Precision to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as provided in this Section 9.9. Precision shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Prevail) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Prevail shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Precision is entitled under any applicable tax treaty to a reduction in the rate of, or the elimination of, any applicable withholding tax, it may deliver to Prevail or the appropriate Governmental Authority (with the assistance of Prevail to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Prevail of its obligation to withhold such tax and Prevail shall apply the reduced rate of withholding or dispense with withholding as the case may be; provided that Prevail has received Precision’s delivery of all applicable forms in a form satisfactory to Prevail (and, if necessary, evidence, in a form satisfactory to Prevail, of Precision’s receipt of appropriate governmental authorization) at least [***] prior to the time Payments are due. If in accordance with the foregoing, Prevail withholds any amounts of tax, it shall pay to Precision the balance when due, make timely payment to the proper tax authority of the withheld amount and send to Precision proof of such payment within [***] following such payments.
9.9.3
Withholding Tax Actions. If Prevail changes its tax residence, performs a tax repatriation or takes any similar action that would increase any required withholding taxes with respect to any Payment that would not be required absent such action, Prevail shall provide Precision with prior written notice to allow Precision a reasonable opportunity to timely furnish forms, certificates or other items that would reduce or eliminate such withholding tax.
Article 10

[INTENTIONALLY OMITTED]

Article 11

INTELLECTUAL PROPERTY
11.1
Ownership of Intellectual Property.
11.1.1
Background IP. As between the Parties, and subject to the licenses granted under this Agreement (a) Prevail shall solely own (or retain ownership of) all rights, title and interests in and to the Prevail Background IP, and (b) Precision shall solely own (or retain ownership of) all rights, title and interests in and to the Precision Background IP. If any Third Party becomes an Acquirer of Precision after the Effective Date pursuant to a Change of Control, any Patent rights and Know-How Controlled by the Acquirer before the relevant Change of Control transaction or thereafter during the Term will not be considered part of the Precision Background IP; provided, however, that any Patent rights or Know-How that would otherwise constitute Precision Background IP and are discovered or created by or on behalf of the Acquirer after the relevant Change of Control transaction by using any Precision Technology relating to the Research Program will be considered part of the Precision Background IP.

11.1.2
Inventions. Ownership of Inventions arising in the course of the Research Program or otherwise under this Agreement shall be as follows:
(a)
Prevail (or Lilly, as Prevail’s predecessor) shall solely own (or retain ownership of) all Inventions discovered, created, acquired, conceived or reduced to practice, solely by or on behalf of Prevail (or Lilly, as Prevail’s predecessor) or any of their respective Affiliates in the course of the Research Program or otherwise in the course of performing activities under this Agreement, except to the extent constituting Precision Sole IP (“Prevail Sole IP”);
(b)
Precision shall solely own (or retain ownership of) (i) all Inventions discovered, created, acquired, conceived or reduced to practice, solely by or on behalf of Precision or any of its Affiliates in the course of the Research Program or otherwise in the course of performing activities under this Agreement, and (ii) [***] (“Precision Sole IP”). Prevail agrees to assign and hereby assigns to Precision all of its and its Affiliates’ right, title and interests in and to the Precision Sole IP and agrees to execute such documents and perform such other acts as Precision may reasonably request to obtain, perfect and enforce the Precision Sole IP and the assignment thereof; and
(c)
Except to the extent constituting Precision Sole IP, any Invention discovered, created, conceived, reduced to practice or acquired, jointly by or on behalf of the Parties (or Lilly, as Prevail’s predecessor) in the course of the Research Program or otherwise in the course of performing activities under this Agreement (“Joint IP”), will be jointly owned by the Parties.
11.1.3
Inventorship. Inventorship as between the Parties will be determined in accordance with U.S. patent laws. All such determinations shall be documented to ensure that the Patent claims in any divisional or continuation patent applications reflect appropriate inventorship.
11.1.4
Rights of Joint Owners. Subject to the licenses and obligations of exclusivity granted hereunder and the payment obligations under Article 9, each Party shall have full rights to exploit and license Joint IP (and any Patent rights therein), without any obligation or requirement of an accounting to the other Party.
11.1.5
Independent Development. Subject to the licenses and obligations of exclusivity granted hereunder, nothing in this Agreement shall be construed as limiting either Prevail’s or Precision’s right to research, develop, improve and in-license technology related to the Prevail Background IP (in the case of Prevail) or Precision Background IP (in the case of Precision) outside the scope of this Agreement in its ordinary course of business.
11.1.6
Enabling Technology; After-Acquired IP.
(a)
Enabling Technology for the Licensed Products will be secured: (i) [***] to the extent necessary for Precision (as determined by Precision) to use the ARCUS Technology or to design, create, select or optimize ARCUS Nucleases [***] (“

Platform-Enabling IP”); or (ii) [***] to the extent it relates to other elements of the Licensed Products, [***].
(b)
If Precision or any of its Affiliates [***] discovers, creates, conceives or reduces to practice or acquires, and Controls, any Patent rights or Know-How outside the course of performing activities under this Agreement after the Effective Date that is necessary or reasonably useful for the Research, Development, making, having made, use, keeping, importation, exportation, offering for sale, sale, Commercialization, or other exploitation of a Licensed Product, including any such Patent that Covers a Licensed Product (“After-Acquired IP”), [***].
11.1.7
Contribution of Licensed Precision Technology. Precision shall inform Prevail in writing, prior to contributing to any Research or Pre-Clinical Development to be conducted under any Research Plan any portion of the Precision Technology that is in-licensed from a Third Party, the contribution of which would prevent or conflict with the ownership and use rights with respect to Patents and Know-How contemplated by this Agreement. Prevail acknowledges that it has received a copy of the Cellectis Agreement and the Duke Agreement prior to the Execution Date.
11.1.8
Assignment Obligation. Each Party shall cause all of its Affiliates, employees, agents, independent contractors, consultants, and others who perform activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such person or entity to agree to such assignment obligation despite such Party using reasonable efforts to negotiate such assignment obligation, provide a license, preferably exclusive, under) to such Party their rights in and to any Inventions and all intellectual property rights therein, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a Party shall obtain a suitable license, preferably exclusive, or right to obtain such a license). Each Party shall use reasonable efforts to promptly disclose to the other Party in writing all Inventions, including any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing such Inventions, and all information relating to such Inventions to the extent necessary or useful for the preparation, filing and maintenance of any Patent with respect to such Invention.
11.2
Patent Prosecution and Maintenance.
11.2.1
Patent Working Group Representatives. Each Party shall designate to the other Party in writing a patent Prosecution and Maintenance representative to liaise with the other Party’s Prosecution and Maintenance representative via the Patent Working Group with respect to the Prosecution and Maintenance of Patents under this Section 11.2. Each Party may update its patent Prosecution and Maintenance representative at any time upon written notice to the other Party.
11.2.2
Rights to Prosecute and Maintain Patents. As between the Parties:

(a)
Prevail has the sole right, but not the obligation, to Prosecute and Maintain any Patents constituting or claiming any Prevail Background IP or Prevail Sole IP, at Prevail’s sole cost and expense;
(b)
Subject to Section 11.2.2(c) with respect to any Licensed Product Patents, Precision has the sole right, but not the obligation, to Prosecute and Maintain any Patents constituting or claiming any Precision Background IP or Precision Sole IP, at Precision’s sole cost and expense, and will give Prevail (by means of the Patent Working Group) the opportunity to review (i) the text of any application covering or claiming Precision Product IP (whether included in Precision Background IP or Precision Sole IP) and (ii) responses to office actions related thereto, in each case, before filing of the relevant application or responding to such office action. Precision will reasonably consider any input or feedback from Prevail with respect to the foregoing, provided, that Precision shall have the final authority with respect to any such decisions;
(c)
In addition to the rights of Prevail set forth in Section 11.2.2(b), with respect to each Licensed Product Patent, (A) Precision shall not [***], (B) subject to Applicable Laws, Prevail shall [***], and (C) if [***], Prevail shall [***]. For the avoidance of doubt, all such prosecution and maintenance shall at all times be conducted by Precision, subject to [***];
(d)
Prevail has the first right, but not the obligation, to Prosecute and Maintain any Patents constituting or claiming any Joint IP, at Prevail’s sole cost and expense, and Precision shall have the secondary right, at Precision’s sole cost and expense, to Prosecute and Maintain any Patents constituting or claiming any Joint IP, subject to and in accordance with Section 11.2.3; and
(e)
Prevail acknowledges and agrees that Precision has no rights or responsibility for preparing, filing, Prosecuting or Maintaining the Cellectis Patents.
11.2.3
Prosecution and Maintenance Procedures for Joint IP. The Party handling the Prosecution and Maintenance of a Patent claiming or constituting Joint IP under Section 11.2.2(d) (the “Prosecuting Party”) shall keep the other Party reasonably informed of the status of the applicable Patent and shall promptly provide the other Party with all material correspondence received from any patent authority in connection therewith. In addition, the Prosecuting Party shall promptly provide the other Party, through the Patent Working Group, with drafts of all proposed material filings and correspondence to any patent authority with respect to the applicable Patent for the other Party’s review and comment prior to the submission of such proposed filings and correspondences, and the Prosecuting Party shall consider the other Party’s reasonable comments in good faith. The Prosecuting Party shall notify the other Party of its intention to suspend or cease any Prosecution and Maintenance of any such Patent. The Prosecuting Party shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Patent. In such event, the Prosecuting Party shall permit the other Party, at the other Party’s discretion and at its sole expense, to continue Prosecution and Maintenance of such Patent.
11.2.4
Separation of Patent Claims.

(a)
If Prevail determines that an application for a Patent filed, or sought to be filed, by Precision claims both [***], the Parties agree that, to the extent practicable, such application shall be divided into two (2) or more Patent applications, so that each application shall contain claims that cover only [***].
(b)
If Precision determines that an application for a Patent filed, or sought to be filed, by Prevail claims both [***], the Parties agree that, to the extent practicable, such application shall be divided into two (2) or more Patent applications, so that each application shall contain claims that cover only [***].
(c)
If the division contemplated in Sections 11.2.4(a) or (b) is not practicable, or a single claim covers both [***], such Patent application shall be subject to the provisions of this Agreement relating to [***]; provided, however, that if a Patent application containing claims covering [***] cannot be so divided, then such Patent application shall be subject to the provisions of this Agreement relating to [***].
(d)
Similarly, an attempt shall be made to divide Patent applications into those that claim Inventions [***].
11.2.5
Cooperation of the Parties. Each Party shall cooperate fully with the other Party in the Prosecution and Maintenance of Patents under this Section 11.2 at [***] cost (except as expressly set forth otherwise in this Article 11), including by: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, to enable the other Party to apply for and to Prosecute and Maintain such Patents in any country as permitted by this Section 11.2; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the Prosecution and Maintenance of any such Patents. Each Party will use reasonable efforts via good faith consultation through the Patent Working Group to avoid creating potential issues in Prosecution and Maintenance of Patents under this Section 11.2.
11.3
Infringement or Misappropriation by Third Parties.
11.3.1
Notice. Each Party shall notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of any of the Precision Patents, Prevail Patents, or Joint Patents, in each case in the Field in the Territory, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Precision Patents, Prevail Patents, or Joint Patents (collectively “Infringement”).
11.3.2
Joint IP and Precision Product IP.
(a)
As between the Parties, Prevail has the first right, but not the obligation, to bring and control any legal action, at [***] cost and expense, in connection with (i) any Infringement of any [***] or (ii) any Infringement of any Joint IP (other than any [***]) that is competitive with a Licensed Product. Prevail shall keep Precision reasonably informed of the status of such enforcement efforts for such Joint IP or [***], and shall consider in good faith Precision’s comments thereon. Prevail shall provide Precision with drafts of all material papers and statements to be filed with the court in sufficient time to allow Precision to review, consider and substantively comment thereon, and shall in good faith consider all reasonable comments thereto by Precision before filing such papers or statements. Precision may, at [***] expense, join as a party to such claim, suit, or proceeding and be represented in any such action by counsel of its own choice. If Prevail does not bring such legal action within [***] after the notice provided pursuant to Section 11.3.1 (or within such shorter period prior to the next deadline for any action that must be taken in order to bring such legal action), Precision may bring and control any legal action in connection with such Infringement, at [***] cost and expense as it reasonably determines appropriate so long as Prevail does not reasonably object to such action.
(b)
As between the parties, Precision shall have the first right, but not the obligation, to bring and control any legal action, at [***] cost and expense, in connection with any Infringement of any Joint IP (other than any Infringement described in Section 11.3.2(a)). Precision shall keep Prevail reasonably informed of the status of such enforcement efforts for such Joint IP, and shall consider in good faith Prevail’s comments thereon. Precision shall provide Prevail with drafts of all material papers and statements to be filed with the court in sufficient time to allow Prevail to review, consider and substantively comment thereon, and shall in good faith consider all reasonable comments thereto by Prevail before filing such papers or statements. Prevail may, at [***] expense, join as a party to such claim, suit, or proceeding and be represented in any such action by counsel of its own choice. If Precision does not bring such legal action within [***] after the notice provided pursuant to Section 11.3.1, Prevail may bring and control any legal action in connection with such Infringement, at [***] cost and expense as it reasonably determines appropriate.
11.3.3
Precision Background IP and Precision Sole IP. Except as set forth in Section 11.3.2(a), as between the Parties, Precision has the sole right to initiate any proceedings or take other appropriate actions against an Infringement of any Precision Background IP or Precision Sole IP or to defend against any challenge of any Precision Background IP or Precision Sole IP. Prevail acknowledges and agrees that (a) Precision has no rights or responsibility for enforcing the Cellectis Patents, and therefore all references to Precision Background IP in this Section 11.3 shall be deemed to exclude the Cellectis Patents for all purposes, (b) prior to initiating enforcement actions against a Third Party with respect to certain Precision Patents which are subject to the non-exclusive license granted by Precision to Cellectis S.A. pursuant to the Cellectis Agreement, Precision is required by the Cellectis Agreement to confirm that Cellectis S.A. has not granted a license to such Third Party under such Precision Patents, and Prevail will cooperate with Precision in taking such actions as required by the Cellectis Agreement, and (c) Duke retains discretion as to whether to become a party plaintiff and has certain rights with respect to enforcement of Patents contained within the Duke IP in the event Precision does not enforce such Patents.
11.3.4
Prevail Background IP and Prevail Sole IP. Prevail has the sole right to initiate any proceedings or take other appropriate actions against an Infringement of any Prevail Background IP or Prevail Sole IP or to defend against any challenge of a Prevail Background IP or Prevail Sole IP.
11.3.5
Allocation of Recoveries. Any recoveries resulting from enforcement action relating to a claim of Infringement shall be [***].

11.3.6
Cooperation. At the request and expense of the Party bringing an action under this Section 11.3, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action. In connection with any such enforcement action, the Party bringing the action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the applicable Patents without the prior written consent of the other Party.
11.4
Defense and Settlement of Third Party Claims. Each Party shall promptly notify the other in writing of: (a) any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party; or (b) any declaratory judgment action that is brought naming either Party as a defendant and alleging invalidity of any of the Prevail Patents, Precision Patents, or Joint Patents. Precision has the sole right to control any defense of any such claim described in (a) involving alleged infringement of Third Party rights by Precision’s activities at [***] expense and by counsel of its own choice, and Prevail may, at [***] expense, be represented in any such action by counsel of its own choice. Prevail has the sole right to control any defense of any such claim described in (a) involving alleged infringement of Third Party rights by Prevail’s activities at [***] expense and by counsel of its own choice, and Precision may, at [***] expense, be represented in any such action by counsel of its own choice. Neither Party may settle any patent infringement litigation under this Section 11.4 in a manner that admits the invalidity or unenforceability of the other Party’s Patents or a Joint Patent or imposes on the other Party restrictions or obligations or other liabilities, without the written consent of such other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Nothing in this Section 11.4 will limit any indemnification rights or obligations of a Party under Article 13.
11.5
Patent Extension. The Parties shall cooperate through the Patent Working Group in determining which Patent claiming or covering a Licensed Product should be extended, and thereafter the Parties shall cooperate in obtaining patent term restorations, supplemental protection certificates or their equivalents, and other forms of patent term extensions for a given Licensed Product with respect to any applicable Precision Patent, Prevail Patent, or Joint Patent in any country or region where applicable. Prevail shall have final decision-making authority with respect to decisions regarding patent term extensions with respect to Prevail Patents and [***]. Subject to Prevail’s rights with respect to Prevail Patents and [***], Precision shall have final decision-making authority with respect to decisions regarding patent term extensions with respect to Precision Patents and [***].
11.6
CREATE Act. It is the Parties’ intention that this Agreement is a “joint research agreement” as that phrase is defined in 35 U.S.C. § 102(c) as amended by the Cooperative Research and Technology Enhancement (CREATE) Act, including the provisions of 35 U.S.C. § 102(b)(2)(c). The Parties agree to cooperate and to take reasonable actions to maximize the protections available for the Licensed ARCUS Nucleases and Licensed Products under such safe harbor provisions.
11.7
Trademarks. Prevail shall have the right to select, and will be free, in its sole discretion, to use and to register in any trademark office in the Territory, any trademark for use with a Licensed Product (the “Licensed Product Trademarks”); provided that Prevail shall not use, file applications for, or register any trademarks owned by Precision (or its Affiliates), whether stand-alone or in combination with a design element, for the benefit of branding (including co-branding) without the prior written consent of Precision. As between the Parties, Prevail shall own all right, title and interest in and to any such Licensed Product Trademarks adopted by Prevail for use with Licensed Product, and is responsible for the registration, filing, maintenance and enforcement thereof.
Article 12

REPRESENTATIONS, WARRANTIES AND COVENANTS
12.1
Mutual Representations and Warranties. Each of Prevail and Precision represent and warrant, as of all of the Execution Date, the Effective Date and the A&R Execution Date, that:
12.1.1
it is duly organized and validly existing under in the Applicable Laws of the jurisdiction of its incorporation or formation, as applicable, has full corporate, limited liability company or other power and authority, as applicable, to enter into this Agreement and to carry out the provisions hereof, and has sufficient facilities, experienced personnel or other capabilities (including via Affiliates and/or Third Parties) to enable it to perform its obligations under this Agreement;
12.1.2
it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate, limited liability company or other action, as applicable; and
12.1.3
this Agreement is legally binding upon it and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity) and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (a) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any Applicable Law; or (b) require any consent or approval of its stockholders or similar.
12.2
Precision Representations and Warranties. Precision represents and warrants to Prevail that, as of the Execution Date and, unless otherwise set forth below, as of the Effective Date and A&R Execution Date:
12.2.1
No Targets Encumbered. As of the Execution Date and A&R Execution Date only, except for (i) [***], or (ii) Targets that are specifically identified as Unavailable Targets in this Agreement, there are no Targets that are subject to an executed agreement between Precision and a Third Party (or Precision’s binding commitment to negotiate an agreement with a Third Party) that would prevent or conflict with the inclusion of the Target as a Collaboration Target under this Agreement on an exclusive basis as set forth in Section 7.1.1 and Section 8.2.
12.2.2
No Grants that Conflict with this Agreement. Precision and its Affiliates have not granted any rights (or other encumbrances) to any Third Party under Precision Technology that conflict with the rights granted to Prevail hereunder.
12.2.3
Control over Know-How and Patents. Precision has Control over all Know-How and Patent rights owned by it or its Affiliates that are necessary or reasonably useful for the Research, Development, making, having made, use, keeping, importation, exportation, offering for sale, sale, Commercialization, or other exploitation of Collaboration Targets or Licensed Products in the Field, as known to be contemplated by this Agreement.
12.2.4
Existing Patents.
(a)
All Patent rights contained in the Precision Technology existing as of the Execution Date or the Effective Date, other than the Cellectis Patents, that are issued or subject to a pending application for issuance are listed on Exhibit 12.2.4 of the Original Agreement (the “Existing Patents”). For informational purposes only, Precision has delivered to Prevail the updated Exhibit 12.2.4 attached hereto, listing all Patent rights contained in the Precision Technology existing as of the A&R Execution Date, other than the Cellectis Patents, that are issued or subject to a pending application for issuance.
(b)
All Existing Patents are: (i) to the extent issued (unless otherwise indicated on Exhibit 12.2.4 of the Original Agreement), subsisting and, to Precision’s Knowledge, not invalid or unenforceable, in whole or in part, or to Precision’s Knowledge, confer a valid right to claim priority thereto; (ii) solely and exclusively owned or exclusively licensed to Precision, free of any encumbrance, lien or claim of ownership by any Third Party; (iii) in respect of Existing Patents owned by Precision, to the extent subject to a pending application for issuance, being prosecuted in good faith in the respective patent offices in which such applications have been filed in accordance with Applicable Law and, to Precision’s Knowledge, all material references, documents and information have been presented to the relevant patent office in respect of such Existing Patents to the extent required by such patent office; and (iv) in respect of Existing Patents owned by Precision, filed and maintained in accordance with applicable Patent office rules, and all applicable fees applicable thereto have been paid on or before any final due date for payment.
(c)
[***].
(d)
As of the Execution Date and the Effective Date only, the Existing Patents and the Cellectis Patents represent all Precision Patents that relate to the Precision Technology or the exploitation thereof.
(e)
[***].

(f)
Each of the Existing In-License Agreements is valid, enforceable and binding on the parties thereto.
12.2.5
No Third Party Agreements. As of the Execution Date and Effective Date only, other than the Existing In-License Agreements, there are no license or other agreements with Third Parties regarding the exploitation of any Precision Technology or other materials contemplated to be provided by Precision to Prevail hereunder, to which Precision or its Affiliate is a party.
12.2.6
[***].
12.2.7
Other Material Claims and Actions. As of the Execution Date only: (a) there are no claims, actions, or proceedings pending or, to Precision’s Knowledge, threatened by any Third Party; and (b) to Precision’s Knowledge, there are no formal inquiries initiated or written notices received that may lead to the institution of any such legal proceedings, in each case (or in aggregate) against Precision or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Precision’s ability to conduct the Research or to grant the licenses or rights granted to Prevail under this Agreement.
12.2.8
Assignment by Employees, Agents and Consultants. Precision has obtained from each of its current employees, consultants and contractors, in each case who perform research or development activities pursuant to this Agreement, written agreements containing obligations of confidentiality and non-use and an assignment to Precision of all inventions (and all of such Person’s rights thereto) for which Precision or Prevail is intended to have ownership or license rights under this Agreement such that no such employee, contractor or consultant shall retain any rights to such inventions that would prevent or conflict with Prevail’s rights of ownership or use of such inventions contemplated by this Agreement.
12.2.9
No Government Funding. Except with respect to the Duke IP, the inventions claimed or covered by the Precision Patents: (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States of America or any agency thereof; (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401 (the “Bayh-Dole Act”). With regard to any inventions within the Duke IP that are subject to the Bayh-Dole Act, Precision and its Affiliates have complied with the applicable provisions of the Bayh-Dole Act, in a manner that protects and preserves Precision’s right, title and interest in such inventions to the maximum extent permitted by law.
12.2.10
Regulatory Documentation. Precision and its Affiliates have generated, prepared, maintained and retained all Regulatory Documentation that is required to be maintained or retained pursuant to and in accordance with, to the extent applicable, (a) as of the Execution Date and the Effective Date and, to Precision’s Knowledge, as of the A&R Execution Date, good laboratory and clinical practice and (b) Applicable Law, and as of the Execution Date and the Effective Date and, to Precision’s Knowledge, as of the A&R Execution Date, all such information is true, complete and correct in all material respects and what it purports to be. “Regulatory Documentation” means all: (a) applications (including all INDs and applications for Regulatory Approval), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; (c) supplements or changes to any of the foregoing following Regulatory Approval; and (d) clinical and other data, including Clinical Trial data, contained or relied upon in any of the foregoing; in each case ((a)–(d)) relating to a Collaboration Target in the Field and Licensed Products Directed Against a Collaboration Target in the Field.
12.3
Mutual Covenants.
12.3.1
Employees, Consultants and Contractors. Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform research or development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign inventions in a manner consistent with the provisions of this Agreement.
12.3.2
Debarment. Each Party represents, warrants and covenants to the other Party that neither it nor its officers, employees, agents, consultants or any other person used by such Party in the performance of the respective research and development activities under this Agreement is: (a) debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act; (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Each Party will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates the services of any such person. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or, in the case of Prevail, Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.
12.3.3
Protection of Information. Each Party agrees that during the Term of this Agreement, and without limiting its obligations hereunder, each Party shall implement technical and organizational measures to protect all information under the

Agreement that are appropriate and that provide no less protection than both (i) good industry practice (i.e., in accordance with ISO 27001 and/or similar industry standards) and (ii) such Party’s measures to protect its own information of a similar nature or importance.
12.3.4
Invention Assignment Obligation. Each Party will obtain from each of its future employees, consultants and contractors, in each case who perform Research or Development activities pursuant to this Agreement, written agreements containing obligations of confidentiality and non-use and an assignment to such Party of all Inventions (and all of such Person’s rights thereto) for which Precision or Prevail is intended to have ownership or license rights under this Agreement such that no such employee, contractor or consultant shall retain any rights to such Inventions that would prevent or conflict with Precision’s or Prevail’s, as applicable, rights of ownership or use of such Inventions contemplated by this Agreement.
12.4
Precision Covenants.
12.4.1
Precision agrees that during the Term of this Agreement, neither Precision nor its Affiliates will grant any rights (or other encumbrances) to any Third Party to Precision Technology that conflict with the rights granted to Prevail hereunder. For the avoidance of doubt, nothing in this Section 12.4.1 shall limit Precision’s rights pursuant to Section 3.9.
12.4.2
The Parties acknowledge that Precision, [***] in compliance with Section 12.4.2 of the Original Agreement. Precision has not, as of the A&R Execution Date, breached any covenant, agreement or obligation under [***] and Precision has not received any notice of such breach under [***].
12.4.3
As of the A&R Execution Date, Precision represents and warrants that, to Precision’s Knowledge, all manufacturing technology that has enabled Precision (or its CMO) to Manufacture a Licensed Product under this Agreement, or that would be or has otherwise been necessary or useful to support such Manufacturing, in each case, (a) will be transferred to Prevail under the Handoff Activities Exhibit or (b) [***]. If Precision becomes aware of, or Prevail informs Precision of, any manufacturing technology described in Section 12.4.3(a) that is not transferred to Prevail under the Handoff Activities Exhibit, Precision shall cooperate with Prevail to conduct a manufacturing technology transfer following the Handoff Point sufficient to enable Prevail (or its CMO) to use such manufacturing technology in conducting Post-Handoff Activities and Clinical Development, Manufacturing and Commercialization of Licensed Products.
12.4.4
[***].
12.4.5
[***].
12.4.6
[***].

12.5
Compliance.
12.5.1
Compliance with this Agreement. Each of the Parties shall, and shall cause their respective Affiliates to, comply in all material respects with the terms of this Agreement.
12.5.2
Compliance with Applicable Laws. Each Party covenants to the other that in the performance of its obligations under this Agreement, such Party shall comply with, and shall cause its Affiliates and its and its Affiliates’ employees and contractors to comply, with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.
12.5.3
Compliance with Party-Specific Regulations. In carrying out their respective obligations under this Agreement, the Parties agree to cooperate with each other as may reasonably be required to help ensure that each is able to fully meet its obligations with respect to all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement (the “Party-Specific Regulations”). Each Party shall be responsible for providing the other Party with any Party-Specific Regulations applicable to the other Party, including any updates to such Party-Specific Regulations, and the covenant in the preceding sentence shall only apply to the extent such Party-Specific Regulations and any updates thereto have been provided to the other Party. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party-Specific Regulation applicable to it; provided that in the event that a Party refuses to fulfill its obligations under this Agreement in any material respect on such basis, the other Party shall have the right to terminate this Agreement in accordance with Section 15.2; however, under such circumstances, such termination, including the applicable effects of such termination set forth in Sections 15.5 and 15.6, shall be the sole remedy for such terminating Party and such terminating Party shall not be entitled to any other remedy under law or equity. All Party-Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.
12.5.4
Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to help ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement. “Internal Compliance Codes,” as used in this Section 12.5.4, means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party-Specific Regulations, and such Party’s internal ethical, medical and similar standards.

12.5.5
Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.
12.5.6
Prohibited Conduct. Without limiting the other obligations of the Parties set forth in this Section 12.5, each Party covenants to the other that, as of the Effective Date and in the performance of its obligations under this Agreement through the expiration and termination of this Agreement, such Party and, to its knowledge, its Affiliates and its and its Affiliates’ employees and contractors, in connection with the performance of their respective obligations under this Agreement, have not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly through Third Parties, to any Government Official for the purpose of: (a) improperly influencing any act or decision of the Person or Government Official; (b) inducing the Person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) securing any improper advantage; or (d) inducing the Person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business. For the purpose of this Section “Government Official” means: (x) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (y) any candidate for political office, any political party or any official of a political party, in each case for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including either Party; or (z) any Person acting in an official capacity on behalf of any of the foregoing.
12.6
Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 12, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS OR THE AVAILABILITY OF ANY LICENSES WITH RESPECT TO INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENTS OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT ANY PROGRAM OR LICENSED PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

Article 13

INDEMNIFICATION
13.1
Indemnity.
13.1.1
By Precision. Subject to Section 13.1.3, Precision shall defend, indemnify and hold harmless Prevail and its Affiliates, and their respective directors, officers, employees, and agents (each, a “Prevail Indemnitee”) from and against any and all costs, fees, expenses, losses, liabilities, and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any Prevail Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Precision or its Affiliates in connection with its activities under this Agreement; (b) the breach of this Agreement or the representations, warranties, and covenants made hereunder by Precision; (c) [***]; (d) [***]; or (e) [***]; except, in each case, to the extent such Losses result from matters subject to clause (a), (b), or (c) of Section 13.1.2.
13.1.2
By Prevail. Subject to Section 13.1.3, Prevail shall defend, indemnify and hold harmless Precision, its Affiliates, Duke, and its and their respective directors, officers, employees and agents (each, a “Precision Indemnitee”) from and against any and all Losses to which any Precision Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Prevail, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement; (b) the breach of this Agreement or the representations, warranties and covenants made hereunder by Prevail; or (c) [***]; except, in each case, to the extent such Losses result from matters subject to clause (a), (b), (c) (d) or (e) of Section 13.1.1.
13.1.3
Procedure. A Party that intends to claim indemnification under this Article 13 (the “Indemnitee”) shall promptly notify the Indemnitor (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 13 if and to the extent the Indemnitor is actually and materially prejudiced thereby. The Indemnitor has sole control of the defense or settlement thereof. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The Indemnitor shall not settle any Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. So long as the Indemnitor is actively defending the Claim in good faith, the Indemnitee shall not settle or compromise any such Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Claim as provided above: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Article 13.
13.2
Insurance. During the Term, each Party shall maintain such types and amounts of liability insurance (including self-insurance) as is normal and customary in the industry generally for similarly situated parties and adequate to cover its obligations under this Agreement, and Precision will upon request provide Prevail with a certificate of insurance in that regard, along with any amendments and revisions thereto.
Article 14

CONFIDENTIALITY
14.1
Confidential Proprietary Information.
14.1.1
Confidential Proprietary Information. In connection with this Agreement, each Party may disclose technical, business or other confidential information in connection with this Agreement, whether prior to, on, or after the Effective Date, including (a) any unpublished Patents, and (b) any information regarding the scientific, regulatory or business affairs or other activities of either Party (such confidential information, “Confidential Proprietary Information”). Without limiting the foregoing, the terms of this Agreement and all Joint IP are the Confidential Proprietary Information of both Parties and shall be treated confidentially by each of the Parties, subject to the exceptions set forth in Section 14.1.6. [***]. Information exchanged by Precision and Lilly pursuant to the Confidentiality Agreement shall be treated as Confidential Proprietary Information under this Agreement and governed by the terms of this Agreement. [***]. For clarity, notwithstanding anything to the contrary herein, all Confidential Proprietary Information of Precision existing as of the Assignment Effective Date shall continue to be deemed Confidential Proprietary Information of Precision under the Original Agreement and this Agreement as if it were disclosed to Prevail in addition to Lilly.
14.1.2
Restrictions. A Party (the “Receiving Party”) that receives Confidential Proprietary Information from the other Party (the “Disclosing Party”) shall keep all the Disclosing Party’s Confidential Proprietary Information in confidence with the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). A Receiving Party shall not use the Disclosing Party’s Confidential Proprietary Information except in connection with the performance of its obligations and exercise of its rights under this Agreement.
14.1.3
Exceptions. The obligations of confidentiality and restriction on use of Confidential Proprietary Information under Section 14.1.2 do not apply to any information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (b) is known by the Receiving Party at the time of receiving such information, other than by previous disclosure of the Disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the Receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the Receiving Party without the use of or reference to Confidential Proprietary Information belonging to the Disclosing Party. Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions. Further, any combination of Confidential Proprietary Information shall not be deemed to be generally known, available to the public or known by the Receiving Party merely because individual elements of such Confidential Proprietary Information are subject to such exclusions unless the combination and its principles are subject to such exclusions.
14.1.4
Permitted Disclosures. The Receiving Party may disclose Confidential Proprietary Information belonging to the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)
made by or on behalf of the Receiving Party to a Patent authority as may be reasonably necessary or useful for purposes of Prosecution and Maintenance of Patents as permitted by this Agreement; provided, that neither Party shall file a patent application that discloses Collaboration IP that is solely owned by the other Party pursuant to this Agreement without the prior written consent of the owning Party (such consent not to be unreasonably withheld, conditioned or delayed);
(b)
made by or on behalf of the Receiving Party to Regulatory Authorities as required in connection with any Regulatory Filings for a product that such Party has a license or right to develop in a given country or jurisdiction;
(c)
made by or on behalf of the Receiving Party as may be reasonably necessary for prosecuting or defending litigation as permitted by this Agreement;
(d)
made by or on behalf of the Receiving Party for the purpose of complying with a valid order of a court of competent jurisdiction or other Governmental Authority of competent jurisdiction or, if in the opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law;
(e)
made by or on behalf of the Receiving Party where such disclosure is required by a Regulatory Authority (including in filings with the Securities and Exchange Commission or other agency) of certain material developments or material information generated under this Agreement; provided that, to the extent permitted, the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure; and provided, further, that the receiving Party shall afford to the other Party an opportunity to review and comment, which period shall be no less than [***] (provided that if the applicable disclosure is required to be made within fewer than [***], then the receiving Party shall afford to the other Party a reasonable opportunity to review and comment consistent with such disclosure requirement), and the Receiving Party shall accept any reasonable comments so provided;
(f)
made by or on behalf of Precision to Duke solely as and to the extent necessary to fulfill Precision’s reporting obligations under the Duke Agreement as of the Effective Date so long as (i) such information is disclosed subject to the confidentiality provisions of the Duke Agreement as of the Effective Date and (ii) Precision shall afford Prevail the opportunity to review and comment on such disclosure, which period shall be no less than [***] and Precision shall accept any reasonable comments so provided, to the extent permitted under the Duke Agreement;
(g)
made by or on behalf of the Receiving Party in response to a valid request by a U.S., state, foreign, provincial, or local tax authority, in which case either Party may disclose, a copy of this Agreement (including any Exhibits, Appendices, ancillary agreements, and amendments hereto);
(h)
made by the Receiving Party to its and its Affiliates’ employees, consultants, contractors and agents, and to Sublicensees (in the case of Prevail) or licensees (in the case of Precision with respect to Terminated Products), in each case on a need-to-know basis (as reasonably determined by the Receiving Party) in connection with the Research, Development, making, having made, use, keeping, importing, exporting, offering for sale, selling, Commercialization, or other exploitation of Licensed Products or Terminated Products (if applicable) in the Field in the Territory, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and
(i)
made by the Receiving Party to potential and actual investors, acquirers, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; provided, however, that with respect to disclosure to actual or bona fide potential investors, such disclosure is under a written obligation of confidentiality that is consistent with market terms, including a shorter period of time during which such information must be held confidential.

In addition to the foregoing, Precision may [***].

14.1.5
Public Domain Information and Residual Knowledge. Nothing in this Agreement shall prevent a Party from using any information that is in the public domain. A Party shall also not be restricted under, and shall not be in breach of, this Agreement from using, within or outside this Agreement and for any purpose, any general knowledge, skill, and expertise acquired by its employees (or its Affiliates’ employees) in their performance of this Agreement (“Residuals”) solely to the extent such Residuals shall have been retained in the unaided memory (without intentional memorization) of such employees in intangible form and without use by the Party or such employees of tangible copies of any Confidential Proprietary Information of the other Party; provided that this provision will not be deemed in any event to provide any right to infringe the Patent rights of the other Party or of Third Parties that have licensed or provided materials to the other Party; provided, further, that a Party’s use of such Residuals is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at such Party’s sole risk.
14.1.6
Disclosure of Agreement. Notwithstanding the foregoing, either Party or its Affiliates may disclose the relevant terms of this Agreement: (a) to the extent required or advisable to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory, provided that such Party shall submit a confidential treatment request in connection with such disclosure and shall submit with such confidential treatment request only such redacted form of this Agreement, which redacted form of this Agreement shall be provided to the other Party for review and comment and which comments shall be considered in good faith by the disclosing Party; (b) upon request from a Governmental Authority (such as a tax authority), provided the disclosing Party uses reasonable efforts to ensure the Governmental Authority maintains such terms as confidential; (c) to applicable licensors, to the extent necessary to comply with the terms of any Third Party license agreement, the rights under which are sublicensed to the other Party under this Agreement (provided that the Parties have agreed that with respect to any disclosure of this Agreement to Duke, this Agreement shall only be disclosed in redacted form, which redacted form shall be provided to Prevail for review and approval prior to such disclosure); and (d) to the extent necessary to perform obligations or exercise rights under this Agreement, to any sublicensee, collaborator or potential sublicensee or potential collaborator of such Party, provided that any sublicensee, collaborator or potential sublicensee or collaborator agree in writing to be bound by obligations of confidentiality and non-use no less protective of the Disclosing Party than those set forth in this Agreement.
14.1.7
Survival. Each Party’s obligations under this Section 14.1 (other than Section 14.1.5) shall apply during the Term and continue for [***]. Section 14.1.5 shall apply during the Term and shall survive any expiration or termination of this Agreement.
14.2
Publicity. Promptly following the Execution Date, the Parties shall issue a joint press release mutually agreed upon by the Parties. Thereafter, either Party may make subsequent public disclosure of the contents of such press release and, except as permitted under Section 14.1.4 and this Section 14.2, neither Party shall issue any subsequent press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed; provided however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system subject to the restrictions set forth in Sections 14.1.4 and 14.1.6.
14.2.1
If either Party desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the issuing Party will provide the other Party with a copy of the proposed press release or public statement. The issuing Party shall specify with each such proposed press release or public statement, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Receiving Party may provide any comments on such proposed press release or public statement. If the reviewing Party provides any comments, the Parties shall consult with one another on such proposed press release or public statement and work in good faith to prepare a mutually acceptable press release or public statement. Each Party may repeat any information relating to this Agreement, in any format, that has already been publicly disclosed in accordance with this Section 14.2 or Section 14.3, provided such information continues as of such time to be accurate, the information being disclosed is the same information previously disclosed, and that the disclosing Party notifies the other Party of such disclosure and the venue of such disclosure.
14.2.2
Notwithstanding anything to the contrary herein, promptly following the A&R Execution Date, Precision shall be entitled to issue scientific disclosures (e.g., oral presentations, slides, abstracts and/or posters), corporate slide decks, press releases and/or other public statements summarizing (a) [***] and (b) [***]; provided, that (x) each such scientific disclosure (other than a disclosure or publication under (z) below), corporate slide deck, press release, or other public statement is prepared in accordance with the process set forth in Section 14.2.1 or, with respect to scientific disclosures, Section 14.3.1 (provided, that, for any of the foregoing disclosures other than scientific disclosures, the “reasonable time period” for Prevail to provide comments under Section 14.3.1 shall be deemed to be [***] after receiving a copy from Precision), (y) all patent protection that either Party seeks with respect to the content of any such disclosure, slide deck, press release or other public statement has [***], and (z) solely with respect to a scientific paper to be submitted for publication or disclosure in a journal or similar publication, (i) such paper is prepared in accordance with the process set forth in Section 14.3.1, (ii) a final copy of such scientific publication or disclosure will be submitted for review to and mutually agreed by the Parties via the JSC [***], (iii) such paper [***] and (iv) all patent protection that either Party seeks with respect to the content of any such paper has [***]; provided, further, that with respect to any such scientific paper submitted to the JSC under this clause (z), the JSC will use good faith, collaborative efforts to discuss and address any reasonable concerns of either Party.
14.3
Publication. Prevail shall be entitled to issue scientific disclosures and make presentations with respect to the Research Program, Collaboration Targets, the Licensed Products, and their testing in accordance with Prevail’s internal guidelines without approval by Precision, and Prevail shall be in control of any scientific disclosures or scientific presentations regarding the Licensed Products or their testing, subject to this Section 14.3. For any such disclosures and presentations regarding Licensed Products for which a First Commercial Sale has not yet occurred, Prevail shall: (a) provide Precision with a draft of such disclosure or presentation at least [***] prior to submission to the publisher; (b) remove any Confidential Proprietary Information of Precision related to ARCUS Technology or ARCUS Nucleases generally, as requested by Precision; (c) delay the submission for disclosure of such disclosure or presentation of such presentation, as applicable, for an additional [***] to allow the applicable Party under Section 11.2 the opportunity to seek patent protection [***] with respect to the content of such disclosure or presentation; and (d) give Precision a pre-disclosure right to review and comment upon such disclosure or presentation, which comments shall be considered in good faith by Prevail.
14.3.1
Subject to Section 14.2.2, Precision shall not issue any scientific disclosures regarding the Collaboration Targets, the Licensed Products or their testing without Prevail’s prior written consent. Notwithstanding the foregoing, during and after the Research Term Precision may issue scientific disclosures and make presentations relating specifically to the ARCUS Technology (including the cleavage activity, specificity, mechanics of cleavage or other performance characteristics of ARCUS Nucleases) that do not identify a Collaboration Target or a Licensed Product; provided, that for any disclosure or presentation that discloses information relating to the Collaboration Targets or the Licensed Products, Precision shall: (i) provide Prevail with a draft of such disclosure or presentation at least [***] prior to submission to the publisher; (ii) remove any Confidential Proprietary Information of Prevail or any Confidential Proprietary Information of either Party which identifies the Licensed ARCUS Nucleases, as requested by Prevail; (iii) delay the submission for publication or disclosure of such disclosure or presentation of such presentation, as applicable, for an additional [***] to allow the applicable Party under Section 11.2 the opportunity to seek patent protection with respect to the content of such disclosure or presentation; and (iv) consider in good faith any comments from Prevail with respect to the information contained therein relating to Collaboration Targets or the Licensed Products.
Article 15

TERM & TERMINATION
15.1
Term. This Agreement commences on the Effective Date and, unless terminated earlier as provided in this Article 15, shall continue on a Licensed Product-by-Licensed Product basis until the expiration of the last Royalty Term in the Territory for such Licensed Product (the “Term”).
15.2
Termination for Material Breach.
15.2.1
Termination. Either Party may terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [***] from the date of such notice [***].
15.2.2
Dispute. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 15.2.1, and such alleged breaching Party provides the other Party notice of such dispute within the applicable cure period, then the non-breaching Party may not terminate this Agreement under Section 15.2.1 unless and until it has been finally determined pursuant to Article 16 that the alleged breaching Party has materially breached this Agreement and such Party fails to cure such breach within [***] following such court's decision. During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.
15.2.3
Prevail Option to Continue Agreement. Notwithstanding anything to the contrary under this Agreement, if Precision [***]. For clarity, the Agreement shall continue in accordance with its terms, save as expressly set forth in this Section 15.2.3.
15.3
Termination by Prevail.
15.3.1
Partial Termination. Prevail may, at any time in its sole discretion and without cause, terminate this Agreement on a Collaboration Target-by-Collaboration Target or Licensed Product-by-Licensed Product basis [***] prior written notice to Precision.
15.3.2
Entire Agreement. Prevail may, in its sole discretion, terminate this Agreement in its entirety at any time and without cause upon [***] prior written notice to Precision.
15.4
Termination for Patent Challenges. Except to the extent the following is unenforceable under the Applicable Law of a jurisdiction, then:
15.4.1
if Prevail, its Affiliates or Sublicensees, directly or indirectly: (a) initiate, request or participate in an interference or opposition proceeding with respect to any Precision Patents; (b) make, file, maintain or participate in any claim, demand, lawsuit, cause of action or any other administrative, judicial or similar proceeding to challenge the validity, enforceability or patentability of any Precision Patents; or (c) oppose any extension of, or the grant of a supplementary protection certificate with respect to, any Precision Patent (in each case, (a), (b) or (c)), other than in response to a threat of an infringement claim by Precision or its Affiliates, then Precision may terminate, upon [***] prior written notice to Prevail, this Agreement [***]; provided, however, that if Prevail or its applicable Affiliate or the applicable Sublicensee withdraws (or causes to be withdrawn) the applicable action described in above in this Section 15.4.1 within [***] after being requested to do so by Precision in writing (which termination notice will be deemed a request), then Precision will have no right to terminate this Agreement pursuant to this Section 15.4.1 on the basis of such challenge or action; and
15.4.2
if Precision, its Affiliates, or sublicensees, directly or indirectly, (a) initiate, request or participate in an interference or opposition proceeding with respect to any Prevail Patents, (b) make, file, maintain or participate in any claim, demand, lawsuit, cause of action or any other administrative, judicial or similar proceeding to challenge the validity, enforceability or patentability of any Prevail Patents, or (c) oppose any extension of, or the grant of a supplementary protection certificate with respect to, any Prevail Patents (in each case, (a), (b) or (c)), other than in response to a threat of an infringement claim by Prevail, then Prevail may terminate, upon [***] prior written notice to Precision, this Agreement [***]; provided, however, that if Precision or its applicable Affiliate or the applicable sublicensee withdraws (or causes to be withdrawn) the applicable action described in above in this Section 15.4.2 within [***] after being requested to do so by Prevail in writing (which termination notice will be deemed a request), then Prevail will have no right to terminate this Agreement pursuant to this Section 15.4.2 on the basis of such challenge or action.
15.4.3
For clarity, (i) neither Party may terminate this Agreement pursuant to Section 15.4.1 or Section 15.4.2 if the other Party or any of its Affiliates or Sublicensees or sublicensees (as applicable) is required by legal process to be joined as a party in any challenge or other action by a Third Party, and (ii) “participates in” as used in this Section 15.4 shall not include a Party’s truthful responses to mandated requests by a relevant Governmental Authority (such as subpoenas or depositions).
15.5
Effects of Termination. Upon any termination of this Agreement, the following will apply, provided that if this Agreement is terminated only with respect to specified Licensed Products (“Terminated Products”) and not in its entirety, then the following will apply to such Terminated Products only, and if this Agreement is terminated in its entirety, then all Licensed Products will be deemed Terminated Products. If this Agreement is terminated with respect to a Collaboration Target, or a Collaboration Target otherwise ceases to be a Collaboration Target pursuant to the terms of this Agreement, all Licensed Products Directed Against such Collaboration Target will be deemed Terminated Products.
15.5.1
Termination of Licenses. All licenses for Terminated Products granted under Article 7 terminate automatically as of the termination effective date and all such rights shall revert to Precision; provided that, if Prevail (or its Affiliates or Sublicensees) has inventory of usable Licensed Product(s) as of the effective date of termination, then Prevail (and its Affiliates and Sublicensees) may continue to sell off such inventory of Licensed Products in the Field in the Territory (and fulfill customer orders therefor) until the earlier to occur of [***] after the effective date of termination and the date on which Prevail (or its Affiliates or Sublicensees) no longer has such inventory of Licensed Product(s) and shall pay Precision any applicable royalties due based on such sales. Any permitted sublicense granted by Prevail or its Affiliate to a Third Party under the licenses granted to Prevail under this Agreement shall survive the termination of this Agreement and Prevail shall endeavor in good faith to assign such sublicense to Precision such that such sublicense becomes a direct license between Precision and the Sublicensee on the same terms and conditions as those set forth in this Agreement to the extent applicable to the rights granted by Prevail to such Sublicensee, provided that, such sublicense was granted in accordance with the terms of Section 7.3 and in the case where termination of this Agreement was for Prevail’s uncured material breach pursuant to Section 15.2, such Sublicensee did not cause such uncured material breach and such Sublicensee is, at the time of such termination, otherwise in compliance with the sublicense granted by Prevail to such Sublicensee and the applicable terms and conditions of this Agreement [***].
15.5.2
Destruction of Confidential Proprietary Information. Subject to the potential transfer of any data and information covered below in Section 15.5.3, each Receiving Party shall destroy (at the Disclosing Party’s written request) all such Confidential Proprietary Information of the Receiving Party in its possession as of the effective date of expiration or termination (with the exception of one copy of such Confidential Proprietary Information, which may be retained by the legal department of the Receiving Party to confirm compliance with the non‑use and non‑disclosure provisions of this Agreement), and any Confidential Proprietary Information of the Disclosing Party contained in its laboratory notebooks or databases, provided that each Receiving Party may retain and continue to use such Confidential Proprietary Information of the Disclosing Party only to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement. Notwithstanding the foregoing, a Receiving Party shall not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants, or others who received the Disclosing Party’s Confidential Proprietary Information under this Agreement, and neither Party shall be required to destroy any Joint IP.
15.5.3
Terminated Product Reversion.
(a)
Precision shall have the option, exercisable within [***] following the effective date of termination of this Agreement with respect to a Terminated Product, to have Prevail and its Affiliates grant Precision the license and rights set forth in this Section 15.5.3(a) with respect to such Terminated Product (the “Reversion Option”). Effective upon Precision’s delivery of written notice to Prevail of exercise of the Reversion Option with respect to a given Terminated Product, (i) subject to Section 15.5.3(c), Prevail agrees to grant and hereby grants (on behalf of itself and its Affiliates) to Precision an exclusive (even as to Prevail and its Affiliates), [***] license under Prevail Collaboration IP, and (ii) [***], in each case (i) and (ii), to the extent relating to such Terminated Product or developed pursuant to the Research Program, to Research, Develop, Manufacture, have Manufactured, use, keep, import, export, offer for sale, sell, Commercialize and otherwise exploit such Terminated Product in any and all fields; provided, that (x) if Precision does not exercise the Reversion Option with respect to a given Terminated Product within [***] of termination of this Agreement with respect to such Terminated Product, Prevail shall have no obligation to grant Precision such license or rights with respect to such Terminated Product and (y) in no event shall Precision receive, and Prevail shall have no obligation to grant to Precision, any rights or licenses to any Excluded Technologies.
(b)
Except as otherwise set forth in Section 15.5.3(c) (if applicable), if Precision exercises the Reversion Option with respect to a given Terminated Product, then[***],

(c)
If Precision exercises the Reversion Option with respect to a given Terminated Product in a case where this Agreement was terminated [***].
(d)
If Precision exercises the Reversion Option with respect to a given Terminated Product, upon Precision’s request Prevail shall perform the following obligations, [***]:

(i)
to the extent permitted by Applicable Laws or the terms of any applicable Third Party agreements, (A) assign to Precision (x) its and its Affiliates’ entire right, title and interest in and to all materials, preclinical and clinical data, safety data and all other supporting data, in each case, solely relating to such Terminated Product that is in Prevail’s or its Affiliates’ Control, and (y) [***], and (B) deliver to Precision a copy of all relevant Know-How, in each case that relates to, and to the extent reasonably necessary for, Precision to continue the Research, Development, Manufacture, use and Commercialization of such Terminated Product; provided, that Prevail shall not be obligated to translate or reformat any data or to convert or adapt any database or software (it being understood that such data and databases shall be transferred on an as-is basis) or to provide any Excluded Technologies, and Prevail will retain the right to use any of the assigned materials or data as necessary for legal or compliance purposes;
(ii)
to the extent permitted by Applicable Laws and the terms of any applicable Third Party agreements, [***];
(iii)
to the extent permitted by Applicable Laws and the terms of any applicable Third Party agreements, transfer to Precision [***];
(iv)
after fulfillment of Prevail’s existing commitments to its customers (including its Distributors) (which fulfillment period shall not in any event exceed [***] following termination of this Agreement as set forth in Section 15.5.1), sell to Precision Prevail’s then-existing inventory of such Terminated Product, [***]; provided that Precision shall not be obligated to purchase such inventory and such sale shall only occur if Precision shall notify Prevail within [***] after the effective date of termination that Precision elects to exercise such right;
(v)
grant to Precision a non-exclusive, worldwide, royalty-free, fully paid up license for use of the Licensed Product Trademarks that have been used in commerce solely with such Terminated Product (excluding any corporate name or logo of Prevail or any of its Affiliates and any trademarks that are used by Prevail or any of its Affiliates on products that are not Terminated Products), together with all goodwill relevant thereto, throughout the Territory;
(vi)
Prevail shall not withdraw or cancel any such Terminated Product’s Regulatory Approval or Marketing Authorization or application for either, unless expressly instructed so by Precision in writing; provided that Precision shall be responsible for all costs and expenses for the maintenance of all Regulatory Approvals and Marketing Authorizations following receipt of notice of termination; and
(vii)
following written request by Precision, Prevail shall take such other actions and execute such other instruments, assignments and documents that are reasonably necessary to effect the transfers and grants of rights under this Section 15.5.3(c) to Precision.

Following the foregoing assignments and transfer, all information and Know-How so assigned or transferred that was previously Confidential Proprietary Information of Prevail shall thereafter be deemed the Confidential Proprietary Information of Precision under Article 14.

15.5.4
Other Rights and Obligations. All other rights granted under this Agreement and all obligations of the Parties will automatically terminate except as expressly set forth in this Section 15.5 or Section 15.6.
15.6
Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Article 1 (to the extent such definitions are used in surviving provisions), Article 13 (with respect to claims for which the cause of action arose prior to the effective date of termination or expiration), Article 16, and Sections 4.6.1, 4.11, [***], 7.4 (last sentence only), 9.3 (with respect to Milestone Events reached prior to such expiration or termination), 9.4 (with respect to (i) Prevail’s perpetual license upon expiration in Section 9.4.1 and (ii) sales of Licensed Products made before such expiration or termination or pursuant to Section 15.2.3), 9.5, 9.6, 9.7, 9.8, 9.9, 11.1, 11.2.2(a), 11.2.2(d), 11.2.3, 11.2.5 (to the extent such cooperation is implicated by other surviving provisions of Article 11), 11.3.2(b) (with respect to any and all Infringements of Joint Patents), 11.3.6 (with respect to actions brought under Section 11.3.2(b)), 11.4 (with respect to Joint Patents), 11.5 (first sentence only, and only with respect to Joint Patents), 11.6, 11.7 (last sentence only), 12.5.3 (to the extent applicable), 12.6, 14.1 (to the extent and as described in Section 14.1.7), 15.5, 15.6, 15.7, 17.1, 17.2, 17.5, 17.6, 17.9, 17.11, 17.16, 17.17.
15.7
Exercise of Rights to Terminate; Damages; Relief. The valid use by either Party of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto; provided, however, that termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon termination.
15.8
Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar provision in the bankruptcy laws of another applicable jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property to which such other Party is otherwise entitled to have access under this Agreement and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party: (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under the foregoing subclause (a), upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 15.8 are without prejudice to any rights a Party may have arising under the Code.
Article 16

GOVERNING LAW; DISPUTE RESOLUTION
16.1
Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of New York, without reference to its conflict of laws principles. The United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) does not apply to this Agreement.
16.2
Disputes. The Parties recognize that controversies or claims arising out of, relating to, or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties shall follow the procedures set forth in this Article 16 to resolve any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”). Notwithstanding the foregoing, “Dispute” shall not include matters within the purview of the JSC, which shall be resolved pursuant to Section 2.7, including through the exercise by Precision or Prevail of its final decision-making authority in accordance therewith; provided that Disputes regarding whether a decision is subject to Precision’s JSC representatives having final decision-making authority or to Prevail’s JSC representatives having final decision-making authority pursuant to Section 2.7 shall be resolved pursuant to the procedures set forth in this Article 16. If a Dispute arises between the Parties, either Party may refer the Dispute to Executive Officers of each Party for resolution within [***] of a written request by either Party to the other Party. Each Party, within [***] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the Executive Officer to whom such Dispute is referred. If, after an additional [***] after the notice of Dispute, such Executive Officers have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, the Parties may seek to resolve the Dispute in any federal court having jurisdiction thereof located in New York, New York as further described in Section 16.3.
16.3
Litigation; Equitable Relief. The Federal courts located in New York, New York shall have exclusive jurisdiction over, and shall be the exclusive venue for resolution of, any Dispute not resolved through the informal Dispute-resolution procedures described above. If, within [***] following a notice by either Party to the other that it does not believe the Dispute can be resolved through the Executive Officers, neither Party has commenced proceedings seeking to resolve such Dispute in any federal court having jurisdiction, then such Dispute and all related rights, demands, claims, actions, causes of action, suits, proceedings and Losses of every kind and nature shall be deemed to have been irrevocably waived and released, to the fullest extent permitted under Applicable Laws. Either Party may, at any time and without waiving any remedy under this Agreement, seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party.

Any final judgment resolving a Dispute may be enforced by either Party in any court having appropriate jurisdiction.
Article 17

MISCELLANEOUS
17.1
Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto, together with the Stock Purchase Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the A&R Execution Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. The foregoing may not be interpreted as a waiver of any remedies available to Lilly, Prevail or Precision as a result of any breach, prior to the A&R Execution Date, by Precision, Lilly or Prevail, as applicable, of its obligations under the Confidentiality Agreement or the Original Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. The Parties hereby expressly agree that this Agreement amends and restates in its entirety the Original Agreement as of the A&R Execution Date, and the terms of the Original Agreement, to the extent amended by this Agreement, shall apply in the form set forth in the Original Agreement prior to such amendment solely with respect to the period of time beginning on the Effective Date and continuing until the A&R Execution Date, and the terms of the Original Agreement as amended and restated in this Agreement shall apply as of and after the A&R Execution Date. Notwithstanding the foregoing or any other term of this Agreement, the Parties do not intend anything in this Agreement to be, nor shall anything herein constitute, a novation of the Original Agreement or any release, discharge, waiver, or satisfaction of Lilly’s obligations under the Original Agreement or Applicable Law as assignor of the Original Agreement to Prevail as a permitted assignee in accordance with Section 17.7.
17.2
Limitation of Liability. NEITHER PARTY MAY RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 17.2 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER Article 13, EITHER PARTY’S LIABILITY FOR BREACH OF ITS EXCLUSIVITY OBLIGATIONS UNDER Article 8 OR CONFIDENTIALITY OBLIGATIONS UNDER Article 14 OR LIABILITY OF A PARTY FOR ITS INFRINGEMENT OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHTS OR FOR A PARTY’S GROSS NEGLIGENCE, WILFUL MISCONDUCT OR FRAUD.
17.3
Independent Contractors. The relationship between Prevail and Precision created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party.

17.4
Notice. Any notice required or permitted to be given by this Agreement must be in writing, in English. Any and all notices or other communications or deliveries required or permitted to be provided hereunder must be in writing and will be deemed given and effective if: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by facsimile or electronic mail followed by delivery via either of the methods set forth in clauses (a) and (b) of this Section 17.4, in each case, addressed as set forth below unless changed by notice so given:

If to Precision: Precision BioSciences, Inc.

302 East Pettigrew Street, Suite A-100

Durham, NC 27701

Attn: [***], Chief Business Officer
Fax: (480) 393-5553
E-mail: [***]

with a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, LLP

150 Fayetteville Street, Suite 2300

Raleigh, NC 27601

Attention: [***]

If to Prevail: Prevail Therapeutics Inc.
Lilly Corporate Center
Indianapolis, IN 46285
Attn: [***], President

with a copy (which shall not constitute notice) to:

Prevail Therapeutics Inc.
Lilly Corporate Center
Indianapolis, IN 46285
Attn: General Counsel

Precision shall also provide a copy of any notice (via e-mail if available) to Prevail’s Alliance Manager.

17.5
Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, (a) such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement, (b) this Agreement shall be construed and enforced as if such invalid, unenforceable or illegal provision had never comprised a part hereof, (c) all remaining portions will remain in full force and effect and shall not be affected by the invalid, unenforceable or illegal provision or by its severance herefrom, and (d) in lieu of such invalid, unenforceable or illegal provision, the Parties shall use reasonable efforts to seek and agree on an alternative valid and enforceable provision that preserves the original purpose and intent of this Agreement.
17.6
Non-Use of Names. Precision shall not use the name, trademark, logo, or physical likeness of Prevail or Lilly or its or their respective officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Prevail’s prior written consent; provided that Precision shall have the right to use the name and logo of Prevail and/or Lilly on its website solely for the purpose of referring to Prevail (a wholly owned subsidiary of Lilly) as a partner of Precision. Precision shall require its Affiliates to comply with the foregoing. Prevail shall not use the name, trademark, logo, or physical likeness of Precision or its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Precision’s prior written consent. Prevail shall require its Affiliates and Sublicensees to comply with the foregoing. [***].
17.7
Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer, without the other Party’s consent to: (a) its Affiliate, provided that such Party shall remain primarily liable for any acts or omissions of such Affiliate; or (b) to an Acquirer in connection with a Change of Control, subject to Section 17.8. Any permitted assignee shall, in writing to the non-assigning party, expressly assume performance of such assigning Party’s rights and obligations. Any permitted assignment or transfer is binding on the successors of the assigning or transferring Party. Any assignment or transfer or attempted assignment or transfer by either Party in violation of the terms of this Section 17.7 is null, void and of no legal effect.
17.8
Precision Change of Control.
17.8.1
Notification of Change of Control. Precision shall provide Prevail with written notice of any Change of Control of Precision promptly, but no later than [***], following the earlier of the first public announcement of such Change of Control or the execution of a definitive agreement relating to such Change of Control (or, if not prohibited under Applicable Law or by the terms of any written agreement between Precision and any third party, any earlier date prior to the first public announcement of, or execution of a definitive agreement pertaining to such Change of Control, as determined in Precision’s sole discretion), which notice shall describe in reasonable detail the nature of the transaction and the identity of the Acquirer (a “Change of Control Notice”). If Precision undergoes a Change of Control, then Section 17.8.3 shall apply. For avoidance of doubt, a Change of Control of Precision shall not in any way limit or alter Prevail’s termination rights in accordance with Section 15.3, and the provisions of Section 17.8.3 below shall only apply if Prevail has not exercised any such termination right.
17.8.2
Notification of Sale Process. If, during the Target Nomination Period, Precision, following authorization from its board of directors, determines to solicit from two or more Third Parties indications of interest or proposals providing for a Change of Control of Precision (the “Solicitation”), then Precision shall notify Prevail of such determination promptly following the first Solicitation. In connection therewith, Precision shall provide Prevail with an opportunity to participate in the process undertaken by Precision to make such Solicitations (a “Process”) by [***]. Prevail’s opportunity to participate in such Process shall be contingent upon [***]. The obligations set forth in this Section 17.8.2 shall in no way restrict Precision’s right to (i) determine whether to make any Solicitations, (ii) the type of terms of any Process it may choose to undertake if it were to decide to make Solicitations or (iii) the counterparties (if any) with which it enters into any definitive agreement in connection with any Solicitation or Change of Control, other than to provide Prevail with the opportunity to participate as set forth in this Section 17.8.2. For the avoidance of doubt, nothing set forth in this Agreement (including this Section 17.8.2) shall obligate Precision to provide Prevail with any other rights with respect to any Process (including any rights to remain in any Process or consummate a Change of Control) or any right of first offer or right of first negotiation with respect to any Change of Control.
17.8.3
Effects of Change of Control. Except in the scenario set forth in Section 17.8.5 below (in which case, the terms of Section 17.8.5 shall apply to such scenario), following a Change of Control of Precision, Prevail may [***].
(a)
[***]:
(i)
Precision[***];
(ii)
with respect to [***];
(iii)
the JSC shall [***];
(iv)
Precision shall [***];
(v)
solely if [***];
(vi)
with respect to [***]; and
(vii)
Precision shall [***].
(b)
[***].
17.8.4
Acquirer Engaged in Competing Program. If Precision undergoes a Change of Control and, as of the closing date of such Change of Control transaction, the applicable Acquirer is engaged in a Competing Program, then Prevail may, by written notice delivered to Precision within [***] following the earlier of the first public announcement of such Change of Control or Prevail’s receipt of a Change of Control Notice from Precision, [***]; provided, that [***].
17.8.5
Acquirer Not Engaged in Competing Program. If Precision undergoes a Change of Control and, as of the closing date of such Change of Control transaction, the applicable Acquirer is not engaged in a Competing Program, then the following shall apply:

(a)
[***], then Prevail may, by written notice delivered to Precision within [***]following the earlier of the first public announcement of such Change of Control or Prevail's receipt of a Change of Control Notice from Precision, [***]; and
(b)
[***], then the Research Program and this Agreement shall continue in the same manner as prior to the Change of Control [***].
17.8.6
[***]
17.8.7
[***]. Promptly following the first to occur of any of the following events in relation to an Acquirer of Precision: (a) the effective date of a Change of Control of Precision [***], (b) Prevail’s delivery to Precision of a Nomination Request pursuant to Section 3.2.1 or a Replacement Request pursuant to Section 3.3.1 (if applicable) specifying the identity of a Target that Prevail desires to include as a Collaboration Target under this Agreement, [***], or (c) the initiation of [***] (each of (a), (b) and (c), with respect to such Competing Program, the “Firewall Event”), Precision shall implement and enforce Firewalls between the applicable Research Program and Competing Program for the duration of the applicable Firewall Period.
17.8.8
Firewall Audits. Prevail shall have the right, through a designated Third Party auditor reasonably acceptable to Precision, to audit Precision’s (and, as applicable, its Affiliates’) implementation and enforcement of Firewalls under this Section 17.8 for purposes of confirming compliance with the Firewalls, identifying any vulnerabilities or breaches and requiring Precision (or its Affiliates) to promptly remediate any non-compliance identified by such audit. In connection with such audit, duly authorized representatives of Prevail’s designated auditor may make an on-site visit to Precision (or its Affiliate) for the purpose of conducting such audit. Precision may require such auditor to execute a reasonable confidentiality agreement prior to commencing the audit, provided that the results of such audit (excluding all Third Party confidential information and any of Precision’s or its Affiliates’ confidential information that Prevail does not otherwise have the right to access under this Agreement) may be shared with Prevail. Prevail may conduct such audits from time to time as reasonably necessary to confirm Precision’s compliance with such Firewall requirements [***]. Any audits described under this Section 17.8.8 shall be conducted during Precision’s regular business hours, for a duration only as reasonably necessary to confirm Precision’s compliance with the applicable Firewall requirements, and shall not unreasonably interfere with or impede Precision’s business operations. Prevail shall provide Precision with written notice of such audit at least [***] prior to such requested audit (or such shorter period as may be designated by Prevail if Prevail reasonably believes at any time that Precision is not in compliance with such Firewall requirements). All such audits shall be conducted at Prevail’s cost and expense. If the auditor identifies any breach of the Firewall, Prevail and/or the auditor will notify Precision, and Precision will promptly (and will use reasonable efforts to ensure its Affiliates promptly) take all action necessary to remedy such breach, and will provide Prevail with reasonable assurance that such action has been taken, at Precision’s sole expense.

17.9
Waivers. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.
17.10
Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, epidemics, pandemics, the spread of infectious diseases, quarantines, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, such affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.
17.11
Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, Appendices or Exhibits mean the particular Articles, Sections, Appendices or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (j) the phrase “non-refundable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; (k) neither Party shall be deemed to be acting on behalf of the other Party; and (l) the words “gene editing” and “genome editing” have interchangeable meanings for purposes of this Agreement and do not include gene therapy activities (other than gene editing).
17.12
Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one instrument. This Agreement may be executed and delivered electronically and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.
17.13
Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.
17.14
Further Assurances. Prevail and Precision hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
17.15
No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.
17.16
Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
17.17
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
17.18
Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. For clarity, Prevail extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

[signature page follows]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the A&R Execution Date by their duly authorized representatives.

Precision BioSciences, Inc.

By:/s/ Michael Amoroso
Name: Michael Amoroso
Title: Chief Executive Officer

Prevail Therapeutics Inc.

By:/s/ Gordon Brooks
Name: Gordon Brooks
Title: President

Exhibit 3.4

[Omitted]

Exhibit 3.4

Exhibit 4.1.1

Handoff Activities Exhibit

[Omitted]

Exhibit 4.1.1

Exhibit 4.8 – Part A

Eli Lilly and Company Good Research Practices

[Omitted]

Exhibit 4.8 – Part A

Exhibit 4.8 – Part B

Lilly Principles for Animal Care and Use for Third Party Organizations

[Omitted]

Exhibit 4.8 – Part B

Exhibit 4.10

Form of Materials Transfer Record

[Omitted]

Exhibit 4.10

Exhibit 9.6

Precision Wire Instructions

[Omitted]

Exhibit 9.6

Exhibit 12.2.4

Existing Patents

[Omitted]

Exhibit 12.2.4

Schedule 1.78

Duke IP

[Omitted]

Schedule 1.78

Exhibit 12.4.4(a)

[Omitted]

Exhibit 12.4.4(a)